                     ASSET PURCHASE AGREEMENT

                           BY AND AMONG

                    NEW ENGLAND POWER COMPANY,

                THE NARRAGANSETT ELECTRIC COMPANY

                               AND

                  USGEN ACQUISITION CORPORATION







                    Dated As Of August 5, 1997

                     ASSET PURCHASE AGREEMENT
                    -------------------------

          ASSET PURCHASE AGREEMENT, dated as of August 5, 1997, by and among New England Power Company, a Massachusetts corporation ("NEP"), The Narragansett Electric Company, a Rhode Island corporation ("Narragansett," and together with NEP, the "Sellers"), and USGen Acquisition Corporation, a Delaware corpoation (the "Buyer").

          WHEREAS, the Buyer desires to purchase, and the Sellers desire to sell, the Fossil Assets and the Hydroelectric Assets (each as defined herein and together, the "Purchased Assets") upon the terms and conditions hereinafter set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                            ARTICLE I

                           DEFINITIONS

     1.1. Definitions. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

     (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     (2) "Allowance" means (i) an authorization by the Administrator of the United States Environmental Protection Agency under the Acid Rain Program to emit up to one ton of sulfur dioxide during or after a specified calendar year; or (ii) an authorization by the Massachusetts Department of Environmental Protection or the Rhode Island Department of Environmental Management under the respective state Nitrogen Oxides ("NOx") Budget Program authorizing the emission of up to one ton of NOx during the ozone season, May
1 through September 1 of each year.

     (3)  "Ancillary Agreements" means the Continuing Site
Agreement, the PPA Transfer Agreement and the PSA Performance
Support Agreements.


     (4) "Bill of Sale" means the Bill of Sale to be delivered at the Closing, as the case may be, with respect to the Purchased Assets which constitute personal property and which are to be transferred at such Closing, both substantially in the form of Exhibit A hereto.

     (5) "Brayton Point" means the electric generation facilities known as the Brayton Point Station and located in Somerset, Massachusetts.

     (6) "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Boston are authorized by law or other governmental action to close.

     (7) "Buyer Representatives" means the Buyer's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

     (8) "Capital Expenditures" means those capital expenditures which are identified as capital expenditures with respect to the projects identified on Schedule 7.1.

     (9)  "CERCLA" means the Federal Comprehensive Environmental
Response, Compensation and Liability Act.

     (10) [Intentionally omitted.]

     (11) [Intentionally omitted.]

     (12) "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

     (13) "Code" means the Internal Revenue Code of 1986, as amended.

     (14) "Confidentiality Agreement" means the Confidentiality
Agreement, dated December 13, 1996, between NEES and U.S.
Generating Company.

     (15) "Continuing Site Agreement" means the Continuing
Site/Interconnection Agreement, dated on the date of this Agreement, between NEP and the Buyer.

     (16) "Easements" means, with respect to the Purchased Assets, the reservations of easements to be included in the deeds of conveyance with respect to such assets, substantially as set forth in Schedule 5.14 hereto.

     (17) "Emission Reduction Credits" means credits, in units that are established by the environmental regulatory agency with jurisdiction over the facility that has obtained the credits, resulting from a reduction in the emissions of air pollutants from an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shut-downs, control of emissions beyond that required by applicable law, and fuel switching), that: (i) have been certified by the Massachusetts Department of Environmental Protection as complying with the law and regulations of the Commonwealth of Massachusetts governing the establishment of such credits (including, without limitation, that such emissions reductions are enforceable, permanent, quantifiable, real and surplus); or (ii) have been certified by any other applicable regulatory authority as complying with the law and regulations governing the establishment of such credits (including, without limitation, that such emissions reductions are enforceable, permanent, quantifiable, real and surplus). Emission Reduction Credits include certified air emissions reductions, as described above, regardless as to whether the regulatory agency certifying such reductions designates such certified air emissions reductions by a name other than "emissions reduction credits."

     (18) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

     (19) "Environmental Laws" means all Federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

     (20) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (21) "Estimated Adjustment Amount" means the Sellers' good faith reasonable estimate of an Adjustment Amount for the Closing, which estimate shall be provided to the Buyer no later than five
Business Days before the Closing.

     (22) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (23) "Federal Power Act" means the Federal Power Act of 1935.

     (24) "FERC" means the Federal Energy Regulatory Commission.

     (25) "FIRPTA Affidavit" means the Foreign Investment in Real
Property Tax Act Certification and Affidavit substantially in the form of Exhibit C hereto.

     (26) "Fossil Assets" means the Fossil Facilities, the NERC
Stock and the NEPGen Support Operation Assets.

     (27) "Fossil Facilities" means, subject to the Easements and
Section 2.2, all of the right, title and interest in, to and under the real and personal property, tangible or intangible, owned by the Sellers and constituting Brayton Point, Manchester Street and Salem Harbor or used principally for generation purposes in connection with Brayton Point, Manchester Street and Salem Harbor including, but not limited to, the following assets owned by the
Sellers:

       (i) the Real Estate (including all buildings, structures and other improvements thereon) described on Schedule
     5.14 as associated with Brayton Point, Manchester Street and
     Salem Harbor (the "Fossil Facilities Real Property");

       (ii) all inventories of fuels, supplies, materials and critical spares located on or in transit to the Fossil
     Facilities Real Property on the Closing Date;

       (iii) the machinery, equipment, vehicles, furniture and other personal property located on the Fossil Facilities Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1(a)(27)(iii) as being associated with any of Brayton Point, Manchester Street and Salem Harbor, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable;

       (iv)     the contracts, agreements and personal
     property leases listed on Schedules 5.16(a) and 7.10(b) and (c) as being associated with any of Brayton Point, Manchester Street and Salem Harbor and which are assignable;

       (v)      the Transferable Permits listed on Schedule
     1.1(a)(70) as being associated with any of Brayton Point, Manchester Street and Salem Harbor;

       (vi) all books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of the Sellers relating specifically to the aforementioned assets other than books of account;

       (vii) Allowances, Emission Reduction Credits and greenhouse gas reductions associated with (i) Brayton Point,
     (ii) Manchester Street, (iii) Salem Harbor, or (iv) the former electric generation facility known as South Street Station and located in Providence, Rhode Island that have accrued prior to, or that accrue on or after, the date of this Agreement, including those set forth on Schedule 1.1(a)(27)(vii); but excluding any Allowances, Emission Reduction Credits and greenhouse gas reductions associated with the diesel generators owned by Nantucket Electric;

       (viii) any assets purchased or to be purchased by the Sellers pursuant to Section 7.4(e).

     (28) [Intentionally omitted]

     (29) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

     (30) "Holding Company Act" means the Public Utility Holding
Company Act of 1935, as amended.

     (31) "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

     (32) "Hydroelectric Assets" means, subject to the Easements and Section 2.2, all of the right, title and interest in, to and under the real and personal property, tangible or intangible, owned by NEP and constituting the Bear Swamp Pumped Storage Station and the fourteen other hydroelectric generating stations and associated dams and reservoirs listed on Schedule 1.1(a)(32) as part of the Hydroelectric Assets or used principally for generation purposes in connection with such dams and reservoirs and which are located within the applicable FERC project license boundary, including, but not limited to, the following assets owned by NEP:

       (i) the Real Estate (including all buildings, structures and other improvements thereon) described on Schedule
     5.14 as associated with the Hydroelectric Assets (the
     "Hydroelectric Real Property");

       (ii)     inventories of supplies, materials and
     critical spares located on or in transit to the Hydroelectric Real Property on the Hydroelectric Assets Closing Date;

       (iii) the machinery, equipment, vehicles, furniture and other personal property located on the Hydroelectric Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1(a)(32) as being associated with the Hydroelectric Assets, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable;

       (iv)     the contracts, agreements and personal
     property leases listed on Schedules 5.16(a) and 7.10(b) and (c) as being associated with the Hydroelectric Assets and which are assignable;

       (v)      the Transferable Permits listed on Schedule
     1.1(a)(70) as being associated with the Hydroelectric Assets;

       (vi) all books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of NEP relating specifically to the aforementioned assets other than books of account;

       (vii)    all other Purchased Assets, if any, not
     conveyed to the Buyer at the Closing; and

       (viii) any assets purchased or to be purchased by the Sellers pursuant to Section 7.4(e).

     (33) [Intentionally omitted]

     (34) "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

     (35) "Indentures" means (i) the General and Refunding Mortgage Indenture and Deed of Trust, dated as of January 1, 1977, as amended and supplemented, between NEP and State Street Bank and Trust Company, as successor trustee to Bank of New England, National Association (formerly New England Merchants National Bank) and (ii) the First Mortgage Indenture and Deed of Trust, dated as of September 1, 1944, as amended and supplemented, between Narragansett and Rhode Island Hospital Trust Company.

     (36) "Independent Accounting Firm" means Coopers & Lybrand LLP or such other independent accounting firm of national reputation mutually appointed by the Sellers and the Buyer.

     (37) "Instruments of Assumption" means the Instrument of Assumption substantially in the form of Exhibit D-1 hereto relating to the assumption by the Buyer of the liabilities and obligations of the Sellers described therein and the Instrument of Assumption substantially in the form of Exhibit D-2 hereto relating to the assumption by the Buyer of the liabilities and obligations of the Sellers and NEPSCO under the Main Table Agreements in each case, to be delivered at the Closing.

     (38) [Intentionally omitted]

     (39) "Maintenance Expenditures" means those maintenance expenditures which are identified as maintenance expenditures with respect to the projects identified on Schedule 7.1.

     (40) "Maintenance and Capital Expenditures Amount" means the aggregate amount of all funds actually expended on, or for which liabilities were accrued in accordance with generally accepted accounting principles applied on a consistent basis with respect to, Maintenance Expenditures and Capital Expenditures by the Sellers, if any, during the period beginning on the date hereof and ending on the Closing Date.

     (41) "Manchester Street" means the electric generation facilities known as the Manchester Street Station and located in Providence, Rhode Island.

     (42) "Material Adverse Effect" means any change or changes in, or effect on, the Purchased Assets after the date of this Agreement that is, or in the aggregate are, materially adverse to the business, assets, operations or condition (financial or otherwise) of the Purchased Assets, taken as a whole, other than (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Purchased Assets, (iii) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems and (iv) any materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Sellers before the Termination Date; provided, however, notwithstanding the foregoing, any change or effect resulting from action by a legislative, governmental or regulatory authority, other than any change or effect resulting from the occurrence, non-occurrence, acceleration or delay of Retail Access (as defined in Section 3.4 hereof) which the Parties agree is fully addressed by the Additional Payment Amount mechanism provided in Section 3.4 hereof, shall be included in this definition of Material Adverse Effect. The parties hereto also agree that for purposes of measuring any Material Adverse Effect (i) with respect to the Brayton Point NPDES permit, the change or effect shall be compared to the permit conditions prevailing under the current NPDES permit and the Memorandum of Agreement II, dated April 3, 1997, between and among the New England

Office of the United States Environmental Protection Agency, the Massachusetts Department of Environmental Protection, the Massachusetts Executive Office of Environmental Affairs, the Rhode Island Department of Environmental Management and NEP relating to Brayton Point whether or not the current NPDES permit is extended or expires and (ii) any fact, circumstance or event which the Sellers are required to disclose with respect to the representations and warranties herein which are not disclosed within this Agreement or the disclosure schedules attached hereto shall be treated as if such facts constituted a change or effect after the date of this Agreement.

     (43) "MDPU" means the Massachusetts Department of Public
Utilities.

     (44) "NEES" means New England Electric System. The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer, or agent thereof assumes or shall be held to any liability therefor.

     (45) "NEPGen Support Operation Assets" means (i) the machinery, personal property, software and other equipment listed or referred to in Schedule 1.1(a)(45), and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable, (ii) the contracts, agreements and personal property leases listed on Schedule 5.16(a) as being associated with the NEPGen Support Operation Assets and which are assignable, (iii) all books, operating records, operating, safety and maintenance manuals, engineering and design plans, specifications, procedures and similar items of the Sellers relating specifically to the aforementioned assets or, to the extent required by law, to personnel employed at the aforementioned assets who will become employees of the Buyer other than, in all cases, books of account, (iv) any assets purchased or to be purchased by the Sellers pursuant to Section 7.4(e) and (v) the Transferring Employee Records.

     (46) "NERC" means Narragansett Energy Resources Company, a
Rhode Island corporation.

     (47) "NERC Note Agreements" means the Note Agreements, dated as of November 30, 1995, between (i) NERC and Connecticut General Life Insurance Company, (ii) NERC and Cigna Property and Casualty Insurance Company, (iii) NERC and Insurance Company of North America and (iv) NERC and Life Insurance Company of North America.

     (48) "NERC Stock" means all of the issued and outstanding common stock, par value $1.00 per share, of NERC.

     (49) "NHPUC" means the New Hampshire Public Utility
Commission.

     (50) "NPDES" means the National Pollutant Discharge
Elimination System.

     (51) "Permitted Encumbrances" means (i) those Encumbrances set forth in Schedule 1.1(a)(51); (ii) the Easements; (iii) those exceptions to title to the Purchased Assets listed in Schedule 5.8;
(iv) all exceptions, restrictions, easements, charges, rights of way and monetary and non-monetary encumbrances which are set forth in an applicable FERC project license, except for such encumbrances which secure indebtedness; (v) with respect to any date before the Closing Date, Encumbrances created by the Indentures or in connection with the NERC Note Agreements; (vi) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (vii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers or the validity of which are being contested in good faith by appropriate proceedings; (viii) zoning, entitlement, conservation restriction and other land use and environmental regulations by governmental authorities; and (ix) such other liens, imperfections in or failure of title, charges, easements, restrictions and encumbrances which do not materially detract from the value of the Purchased Assets as currently used or materially interfere with the present use of the Purchased Assets and neither secure indebtedness, nor individually or in the aggregate create a Material Adverse Effect.

     (52) "Person" means any individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

     (53) "PPAs" means the Power Purchase Agreements described in the PPA Transfer Agreement.

     (54) "PPA Transfer Agreement" means the Amended and Restated PPA Transfer Agreement, dated as of October 29, 1997, between NEP and USGen New England, Inc. (formerly known as USGen Acquisition Corporation) and the OSP PPA Transfer Agreement, dated as of October 29, 1997, between NEP and USGen New England, Inc. (formerly known as USGen Acquisition Corporation).

     (55) "PSA Performance Support Agreements" mean the PSA
Performance Support Agreements, dated on the date of this Agreement, each between NEP and the Buyer.

     (56) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

     (57) "RIPUC" means the Rhode Island Public Utilities
Commission.

     (58) "Salem Harbor" means the electric generation facilities known as the Salem Harbor Station and located in Salem, Massachusetts.

     (59) "SEC" means the Securities and Exchange Commission.

     (60) "Securities Act" means the Securities Act of 1933, as amended.

     (61) "Sellers' Agreements" means those agreements listed on
Schedule 5.16(a) and the Main Table Agreements and BUW/CBAs (as defined in Schedule 7.10(c)).

     (62) "Settlement Agreements" means any agreement or agreements that have been approved by the MDPU in Docket No. 96-25 and by the FERC in Docket Nos. ER97-678-000 and ER97-680-000, together with all conditions, terms or modifications imposed by those agencies. Settlement Agreements shall also include all agreements and orders between NEP and Granite State Electric Company or other non-Affiliate customers whether or not served under NEP's FERC Electric Tariff No. 1 for all requirements service.

     (63) "Specimen Title Policy" means for each of the Purchased Assets constituting Real Estate, an ALTA 1987 form of owner's and/or mortgagee title insurance policy jointly issued by Lawyers Title Insurance Corporation and Fidelity National Title Insurance Company of New York containing endorsements (including the standard co- insurance endorsement substantially in the form of CLTA 114.2) and other coverages and exceptions, as more particularly set forth in the pro forma title policies attached hereto in Schedule 5.14.

     (64) "Standard Offer Bid" means a bid submitted by or on behalf of NEP into any request for proposals issued by certain wholesale purchasers of electricity to supply their customers with Standard Offer Service.

     (65) "Standard Offer Service" means the electric service, if any, required to be provided by a retail electric distribution company to its retail customers who do not elect to purchase electricity from an alternative supplier in the market.

     (66) "Subsidiary" when used in reference to any other Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such other Person.

     (67) "Tax Affiliate" means any entity that is a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal Income Tax Return, and a group of corporations filing a consolidated or combined Tax Return for state, local or foreign purposes (each a "Consolidated Group"), if NERC could be held liable for the Taxes of such entity or Consolidated Group.

     (68) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

     (69) "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

     (70) "Transferable Permits" means those Permits and
Environmental Permits which are transferable by the Sellers to the Buyer and are set forth in Schedule 1.1(a)(70).

     (71) "Transferring Employee Records" means all personnel files related to the Sellers' personnel who will become employees of the Buyer to the extent such files pertain to (i) skill and development training and resumes, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration medical reports, and (v) active medical restriction forms.

     (72) "Transition Agreements" means the Amended and Restated Wholesale Standard Offer Service Agreements, the NECO Wholesale Standard Offer Service Agreement II and the MECO Wholesale Standard Offer Service Agreement II, dated as of October 29, 1997, between USGen New England, Inc. (formerly known as USGen Acquisition Corporation) on the one hand and The Narragansett Electric Company, or Massachusetts Electric Company and Nantucket Electric Company on the other hand.

     (73) "VTPSB" means the Vermont Public Service Board.

     (74) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988.

     (75) "Wholesale Sales Agreement" means the Wholesale Sales
Agreement, dated on the date of this Agreement, between the Buyer and NEP.

               (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term Section
---- -------

Additional Payment Amount                    3.4(a)
Adjustment Amount                            3.2(a)
Adjustment Statement                         3.2(a)
Applicable Contracts                         8.2(g)(3)
Assumed Obligations                          2.3(c)
Audits                                       5.20(b)(v)
Benefit Plans                                5.13(a)
BUW  7.10(a)
BUW CBAs                                     7.10(c)
BUW Employees                                7.10(c)
BUW MOU                                      7.10(c)
Buyer Benefit Plans                          7.10(f)
Buyer Required Regulatory Approvals          6.3(b)
Buyer Window                                 7.10(a)
Closing                                      4.1
Closing Date                                 4.1
Direct Claim                                 10.2(c)
Election                                     7.8(d)(1)(i)
Environmental Permits                        5.11(a)
ERISA Affiliate                              5.13(a)
ERISA Affiliate Plans                        5.13(a)
Estimated Purchase Price                     4.2(a)
Excluded Assets                              2.2
Excluded Liabilities                         2.4
Final Order                                  8.1(c)
Fossil Assets Conditions                     4.1(a)
Fossil Employees                             7.10(a)
Hydroelectric Assets Conditions              4.1(b)
Hydroelectric Employees                      7.10(a)
IBEW 7.10(a)
IBEW/UWUA Employees                          7.10(b)
IBEW/UWUA MOU                                7.10(b)
Indemnifiable Loss                           10.1(a)
Local Working Conditions                     7.10(b)
Indemnifying Party                           10.1(d)
Indemnitee                                   10.1(c)
Independent Appraiser                        3.3(a)
Inventory Adjustment Amount                  3.2(a)

Inventory Survey                             3.2(a)
Local Working Conditions                     7.10(b)
Main Table Agreements                        7.10(b)
Modified ADSP                                7.8(d)(1)(ii)
NEES Intercompany Tax Allocation
  Agreement                                  7.8(d)(2)(ii)
NEPGen Employee                              7.10(a)
NEPSCO                                       8.2(f)
NEPGen Non-Union Employees                   7.10(d)
NRC  5.3(b)
Observers                                    7.1(d)(i)
OSP  5.1(a)
OSP II                                       5.1(a)
Permits                                      5.18
Plans                                        7.10(a)
Prior Welfare Plans                          7.10(e)
Purchased Assets                             Recitals
Purchase Price                               3.1
Real Estate                                  5.14
Replacement Welfare Plans                    7.10(e)
Sellers Balance Sheets                       5.5
Sellers Required Regulatory
  Approvals                                  5.3(b)

Sellers' Tax Returns                         7.8(d)(2)(ii)
Severance Amount                             3.1
Straddle Period                              7.8(d)(2)(i)
Tax Contest                                  7.8(d)(4)(i)
Termination Date                             11.1(b)(i)
Third Party Claim                            10.2(a)
Transition Committee                         7.1(c)
UWUA 7.10(a)

                            ARTICLE II

                        PURCHASE AND SALE
                        ------------------

     2.1. The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Sellers will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances) all of the Sellers' right, title and interest in, to and under the real and personal property, tangible or intangible, owned by the Sellers and constituting the Purchased Assets.

     2.2. Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following assets of the Sellers (herein referred to as the "Excluded Assets"):

     (a) all cash, cash equivalents, bank deposits, accounts receivable, and any income, sales, payroll or other tax receivables;

     (b) certificates of deposit, shares of stock (other than the NERC Stock), securities, bonds, debentures, evidences of indebtedness, interests in joint ventures, partnerships, limited liability companies and other entities;

     (c)  the names "New England Electric System," "New England
Power Company," "New England Power," "NEES," "NEP," the "NEES companies," "The Narragansett Electric Company" or any related or similar trade names, trademarks, service marks or logos;

     (d) the transmission, distribution, substation and communication facilities and related support equipment described or referred to in Schedule 2.2(d) or described or referred to as an "Excluded Asset" or an asset of "TCo" or "Seller" in the "Separation Document" (as defined in the Continuing Site Agreement) or any document or exhibit referred to or incorporated by reference in the Separation Document or which are otherwise indicated in any such document as remaining with the Sellers or any of their Affiliates after the Closing;

     (e) any refund or credit (i) related to real or personal property Taxes paid prior to the Closing Date in respect of the Purchased Assets, whether such refund is received as a payment or as a credit against future real or personal property Taxes payable, or (ii) arising under any PPA that is subject to cost of service regulation or Sellers' Agreement and relating to a period before the Closing Date;

     (f)  all personnel records other than Transferring Employee
Records or other records, the disclosure of which is required by law, legal process or subpoena; and

     (g) the Allowances and/or Emission Reduction Credits listed on Schedule 2.2(g).

     2.3. Assumed Obligations.  (a)  On the Closing Date, the
Buyer shall deliver to the Sellers the Instruments of Assumption pursuant to which the Buyer shall assume and agree to discharge all of the liabilities and obligations of the Sellers, direct or indirect, known or unknown, absolute or contingent, which relate to the Purchased Assets, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, including, without limitation, the following liabilities and obligations:

          (i)   all liabilities and obligations of the
       Sellers under (a) the Sellers' Agreements, the real property leases, and the Transferable Permits associated with the Purchased Assets in accordance with the terms thereof, (b) the contracts, leases and other agreements entered into by the Sellers with respect to the Purchased Assets which would be required to be disclosed on Schedule 5.16(a) but for the exception provided in clause (iii) of Section 5.16(a) of this Agreement, in accordance with the terms thereof, and (c) the contracts, leases and other agreements entered into by the Sellers with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement (including, without limitation, agreements with respect to liabilities for real or personal property Taxes on any of the

       Purchased Assets or, to the extent such agreements do not allocate such Tax liability between the Purchased Assets and the Excluded Assets, all Tax liability under such agreements, subject to the covenants of Seller pursuant to Section 7.8(f) hereof, entered into by the Sellers and any local government); except in each case, to the extent such liabilities and obligations, but for a breach or default by the Sellers, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice would constitute a default;

          (ii) all liabilities and obligations associated with the Purchased Assets in respect of Taxes for which the Buyer is liable pursuant to Section 3.5 or 7.8(a);

          (iii) any liabilities and obligations associated with the Purchased Assets for which the Buyer has indemnified the Sellers pursuant to Section 10.1;

          (iv) all liabilities and obligations with respect to the NEPGen Employees to be employed at the Purchased Assets after the Closing Date for which the Buyer is responsible pursuant to Section 7.10;

          (v) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Law, prior to the Closing Date, with respect to the ownership or operation of the Purchased Assets; (b) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing
       Date), caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets prior to the Closing Date, including, but not limited to, Hazardous

       Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; and (c) the investigation and/or remediation (whether or not such investigation or remediation commenced before the Closing Date or commences after the Closing
       Date) of Hazardous Substances that are present or have been Released prior to the Closing Date at, on, in, under, adjacent to or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; provided, as to all of the above, that nothing set forth in this subsection 2.3(a) shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4; provided further, however that nothing set forth in this subsection 2.3(a) shall require the Buyer to assume any obligation for payment of any fines or penalties imposed by a governmental agency to the extent such obligations arise out of or relate to acts or omissions of the Sellers that constitute criminal violations;

          (vi) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Law, on or after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (b) compliance with applicable Environmental Laws on or after the Closing Date with respect to the ownership or operation of the Purchased Assets; (c) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets on or after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Purchased Assets; (d) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets; (e) the investigation and/or remediation of Hazardous Substances that are present or have been released on or after the Closing Date at, on, in, under, adjacent to or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Purchased Assets; and (f) the investigation and/or remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any off-site location; provided, that nothing set forth in this subsection shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4;

          (vii) all liabilities and obligations of the Sellers, including, but not limited to air emissions commitments, associated with the Purchased Assets under the Settlement Agreements;

          (viii) all liabilities and obligations of the Sellers with respect to the Purchased Assets under the agreements or consent orders set forth on Schedule 5.11;

          (ix) all liabilities incurred by the Sellers with respect to Maintenance Expenditures and Capital Expenditures associated with the Purchased Assets but only to the extent such liabilities were not included in the Maintenance and Capital Expenditures Amount;

       and with respect to the Purchased Assets, (a) any Tax that may be imposed by any state or local government on the ownership, sale, operation or use of the Purchased Assets on or after the Closing Date; except for any Income Taxes attributable to income (including proceeds representing the Purchase Price or proceeds of other asset sales) received by the Sellers and (b) real or personal property Taxes to the extent assumed by the Buyer pursuant to Section 3.5.

          (b) All of the foregoing liabilities and obligations to be assumed by the Buyer under Section 2.3(a) (excluding any Excluded Liabilities) are referred to herein as the "Assumed Obligations."
It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Sellers and the Buyer.

          2.4. Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations:

          (i) any liabilities or obligations of the Sellers in respect of any Excluded Assets or other assets of the Sellers which are not Purchased Assets;

          (ii) any liabilities or obligations in respect of Taxes attributable to the Purchased Assets for taxable periods ending on or before the Closing Date, except for Taxes for which the Buyer is liable pursuant to Section 3.5 or Section 7.8(a);

          (iii) any liabilities, obligations, or
       responsibilities relating to the disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, by the Sellers, of Hazardous Substances that were generated at the Fossil Assets, at any off-site location, where the disposal, storage, transportation, discharge, Release, recycling or the arrangement for such activities at said off- site location occurred prior to the Closing Date, provided that for purposes of this Section, "off-site location" does not include any location to which Hazardous Substances disposed of or Released at the Fossil Assets have migrated;

          (iv)  any liabilities, obligations, or
       responsibilities relating to the disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, by the Sellers, of Hazardous Substances that were generated at the Hydroelectric Assets, at any off-site location, where the disposal, storage, transportation, discharge, Release, recycling or the arrangement for such activities at said off-site location occurred prior to the Closing Date, provided that for purposes of this Section, "off-site location" does not include any location to which Hazardous Substances disposed of or Released at the Hydroelectric Assets have migrated;

          (v)   any liabilities, obligations or
       responsibilities relating to (a) the property, equipment or machinery within the switchyards for which the Sellers will retain an Easement, (b) the Brayton Point step-up transformers, including, without limitation, liabilities related to the disposal, discharge or Release of Hazardous Substances, whether such liabilities, obligations or responsibilities arose from the ownership or operation of said property, equipment or machinery or the Brayton Point step-up transformers prior to or after the Closing Date unless caused by the Buyer's operations or equipment, (c) the transmission lines delineated in the Easements or (d) any Seller's operations on, or usage of, the Easements, including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (1) any violation or alleged violation of Environmental Law and (2) loss of life, injury to persons or property or damage to natural resources, except to the extent caused by Buyer;

          (vi) any liabilities or obligations required to be accrued by the Sellers in accordance with generally accepted accounting principles and the FERC Uniform System of Accounts
       (A) on or before the Closing Date with respect to liabilities related to the Purchased Assets other than any liability assumed by Buyer under Section 2.3(a)(v) or (vi);

          (vii) any liabilities or obligations relating to any personal injury, discrimination, wrongful discharge, unfair labor practice or similar claim or cause of action filed with or pending before any court or administrative agency on the Closing Date, with respect to liabilities principally relating to the Fossil Assets or with respect to liabilities principally relating to the Hydroelectric Assets, or any such potential claim or incident set forth in Schedule 2.4;

          (viii) any fines or penalties imposed by a governmental agency resulting from (A) an investigation or proceeding pending on or prior to the Closing Date or (B) illegal acts, willful misconduct or gross negligence of the Sellers prior to the Closing Date;

          (ix) any payment obligations of the Sellers for goods delivered or services rendered prior to the Closing;

          (x) any liabilities or obligations resulting from the Sellers' gross negligence or willful misconduct other than any liability assumed by the Buyer under Section 2.3(a)(v) or
       (vi) hereof;

          (xi) any liabilities or obligations imposed upon, assumed or retained by the Sellers or any of their Affiliates pursuant to the Continuing Site Agreement or any other Ancillary Agreement;

          (xii) any liabilities, obligations or
       responsibilities relating to any Benefit Plan or any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by any of the Sellers and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with any of the Sellers under Section 414(b),
       (c), (m) or (o) of the Code ("ERISA Affiliate") or to which any of the Sellers and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), including any multiemployer plan, maintained by, contributed to, or obligated to contribute to, at any time, by the Sellers or any ERISA Affiliate, including any liability (A) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) relating to a multiemployer plan; (C) with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (D) with respect to any non-compliance with ERISA or any other applicable laws; or (E) with respect to any suit, proceeding or claim which is brought against the Buyer, any Benefit Plan, ERISA Affiliate Plan, any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan; and

          (xiii) any liabilities, obligations or
       responsibilities relating to the employment or termination of employment, including a constructive termination, by the Sellers of any individual (including, but not limited to, any employee of the Sellers) attributable to any actions or inactions by the Sellers prior to the Closing Date other than such actions or inactions taken at the direction of the Buyer.

          All such liabilities and obligations not being assumed pursuant to Section 2.4 are herein called the "Excluded
Liabilities."


                           ARTICLE III

                          PURCHASE PRICE

          3.1. Purchase Price. The purchase price for the Purchased Assets shall be an amount equal to the sum of (a) $1,365,000,000,
(b) the Adjustment Amount, (c) an amount (the "Severance Amount") equal to $85,000,000 relating to the costs of the Sellers for voluntary early retirements and pre-Closing employee severance packages, (d) any amounts paid pursuant to Section 7.4(e) hereof and (e) any amount payable at the Closing pursuant to Section 4.2(c)(i) or thereafter pursuant to Section 4.2(c)(ii) hereof (the "Purchase Price").

          3.2. Purchase Price Adjustment. (a) Within 30 days after the Closing, the Sellers shall prepare and deliver to the Buyer a statement (each, an "Adjustment

Statement") which reflects (i) the net book value, as reflected on the books of the Sellers as of the Closing Date of all fuel inventory (FERC account no. 151) (less, in the case of fuel inventory, any amount carried on NEP's books in respect of losses incurred by New England Energy Incorporated) and stores inventory (FERC account no. 154) used at or in connection with either the Fossil Assets or the Hydroelectric Assets, as the case may be (the "Inventory Adjustment Amount"), and (ii) the Maintenance and Capital Expenditures Amount applicable to the Fossil Assets or the Hydroelectric Assets, as the case may be. The Inventory Adjustment Amount and the Maintenance and Capital Expenditures Amount for the Closing is referred to collectively as the "Adjustment Amount."
The Inventory Adjustment Amount will be based on an inventory survey conducted within five days prior to the Closing Date consistent with current NEP inventory procedures (the "Inventory Survey"). The Sellers will permit an employee, or representative, of the Buyer to observe the Inventory Survey. Each Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Sellers have historically used in connection with the calculation of the items reflected on such Adjustment Statement. The Buyer agrees to cooperate with the Sellers in connection with the preparation of each Adjustment Statement and related information, and shall provide to the Sellers such books, records and information as may be reasonably requested from time to time.

          (b) The Buyer may dispute an Inventory Adjustment Amount or a Maintenance and Capital Expenditures Amount; provided, however, that the Buyer shall notify the Sellers in writing of the disputed amount, and the basis of such dispute, within ten (10) Business
Days of the Buyer's receipt of the applicable Adjustment Statement.
In the event of a dispute with respect to any part of an Adjustment Amount, the Buyer and the Sellers shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and the Sellers are unable to reach a resolution of such differences within 30 days of receipt of the Buyers' written notice of dispute to the Sellers, the Buyer and the Sellers shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting
Firm, which shall be instructed to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Sellers so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm.

          (c) Within ten (10) Business Days after the Buyer's receipt of an Adjustment Statement, the Buyer shall pay all undisputed amounts, or if there is a dispute with respect to any amount on such Adjustment Statement within five (5) Business Days after the final determination of any amounts on such Adjustment Statement, the Buyer shall pay to NEP on behalf of the Sellers an amount equal to the disputed Adjustment Amount as finally determined to be payable with respect to such Adjustment Statement. All Adjustment Statement payments shall be less the Estimated Adjustment Amount; provided, however, that if such amount shall be less than zero then the Sellers will pay to the Buyer the amount by which such amount is less than zero. Any amount paid under this Section 3.2(c) shall be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the prime rate of the Bank of Boston in effect on the Closing Date, and in cash by federal or other wire transfer of immediately available funds.

          3.3. Allocation of Purchase Price. (a) The Buyer and the Sellers shall use their good faith best efforts to agree upon an allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Obligations consistent with Section 1060 of the Code and the Treasury Regulations thereunder within 180 days of the date of this Agreement but in no event less than 30 days prior to the Closing. The Buyer and the Sellers may jointly agree to obtain the services of an independent engineer or appraiser (the "Independent Appraiser") to assist the parties in determining the fair value of the Purchased Assets for purposes of such allocation. If such an appraisal is made, both the Buyer and the Sellers agree to accept the Independent Appraiser's determination of the fair value of the Purchased Assets. The parties shall jointly select the Independent Appraiser. The cost of the appraisal shall be borne equally by the Buyer and the Sellers. Each of the Buyer and the Sellers agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation. Each of the Buyer and the Sellers shall report the transactions contemplated by the Agreement for federal Income Tax and all other tax purposes in a manner consistent with the allocation determined pursuant to this Section
3.3. Each of the Buyer and the Sellers agrees to provide the other promptly with any other information required to complete Form 8594. Each of the Buyer and the Sellers shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

          (b) With respect to the sale of the NERC Stock, the Buyer and the Sellers shall allocate that portion of the Purchase Price which is attributable to the NERC Stock in accordance with the Election.

          3.4.  Additional Payment Amount.

          (a) The Buyer shall pay the Seller an additional purchase price of $225,000,000 (the "Additional Payment Amount") as adjusted in the manner described below:

          (i) if the Retail Choice Date (as defined below) occurs after the later of the Closing or January 1, 1999 and prior to January 1, 2000, the Additional Payment Amount shall be reduced by $75,000,000 multiplied by (x) the number of days in the calendar year 1999 before the Retail Choice Date divided by
       (y) 365;

          (ii) if the Retail Choice Date occurs on or after January 1, 2000 and prior to January 1, 2003, the

       Additional Payment Amount shall be reduced by (A) $75,000,000 plus (B) $50,000,000 multiplied by (x) the number of days from January 1, 2000 to the Retail Choice Date divided by (y) 365.

          (iii) if the Retail Choice Date occurs on or after January 1, 2003, the Additional Payment Amount shall be zero.

          (b) The "Retail Choice Date" shall be defined as the date on which Retail Access (as defined below) is first available to either
(i) customers representing 89% of the 1995 kilowatthour sales of investor-owned utilities in Massachusetts or (ii) customers
(including those of Massachusetts Electric Company) representing
50% of the 1995 kilowatthour sales of utilities in New England.
"Retail Access" shall mean the ability of retail electric customers to purchase electric power directly from power generators, power marketers, or any other entities at prices not subject to regulation.

          3.5. Proration. (a) The Buyer and the Sellers agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets will be prorated as of the Closing Date, with the Sellers liable to the extent such items relate to any time period through the Closing
Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

                (i)   personal property, real estate,
       occupancy, sewerage and water Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets;

                (ii)  rent, Taxes and all other items payable
       by or to the Sellers under any of the PPAs that are subject to cost of service regulation and under any of the Sellers'
       Agreements assigned to and assumed by the Buyer hereunder which are associated with the Purchased Assets;

                (iii) any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit associated with the Purchased Assets;

                (iv)  sewer rents and charges for water,
       telephone, electricity and other utilities; and

                (v)   rent under any leases of real or
       personal property included in the Purchased Assets, including the leases described in Schedule 5.9.

          (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Sellers, on the one hand, or the Buyer, on the other hand, made within sixty (60) days of the date that the actual amounts become available. The Sellers and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.5.


                            ARTICLE IV

                           THE CLOSING

          4.1. Time and Place of Closing. (a) Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement (the "Fossil Assets Conditions") and the conditions contained in Article IX of this Agreement (the "Hydroelectric Assets Conditions"), the closing of the sale of the Purchased Assets contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 A.M. (local time) on such date as the parties may agree which date is as soon as practicable, but no later than fifteen Business Days, following the date on which all of the Hydroelectric Assets Conditions and the Fossil Assets Conditions have been satisfied or waived; or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

          4.2. Payment of Purchase Price. (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to NEP on behalf of the Sellers at the Closing an amount (the "Estimated Purchase Price") in United States dollars equal to the sum of (i) $1,365,000,000, (ii) the Estimated Adjustment Amount for the Closing, (iii) the Severance Amount, (iv) any amounts expended by the Sellers pursuant to
Section 7.4(e) hereof and (vi) any amounts payable under Section 4.2(c) hereof, by wire transfer of immediately available funds or by such other means as are agreed upon by the Sellers and the Buyer; and

          (b)   [intentionally left blank]

          (c) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to NEP on behalf of the Sellers, the Additional Payment Amount, as set forth in Section 3.4 hereof:

          (i) if, prior to the Closing Date, either (A) the Retail Choice Date shall have occurred and legislation authorizing Retail Access shall have been enacted in Massachusetts or (B) legislation has been enacted in Massachusetts which provides for the Retail Choice Date to occur on or prior to January 1, 1999, then the Additional Payment Amount shall be paid on the Closing Date; and

          (ii)  if the conditions required in subsection 4.2
       (c) (i) for the payment of the Additional Payment Amount were not met on the Closing Date, then such payment will be made in United States dollars by wire transfer of immediately available funds or by such other means are agreed upon by the Sellers and the Buyer, within five (5) Business Days of the delivery of a certificate executed by duly authorized officers of the Sellers, certifying that the Retail Choice Date has occurred and either
       (A) legislation authorizing

       Retail Access has been enacted in Massachusetts and the requirements for the Retail Choice Date shall have been met continuously from such date through the date of enactment of such legislation or (B) the requirements for the Retail Choice Date have been in continuous effect for at least two years from the Retail Choice Date and a material portion of the customers enjoying Retail Access are not participants in pilot programs. If payment of the Additional Payment Amount is made after the later of the Retail Choice Date or the Closing Date, the Buyer will also pay the Seller, concurrent with the payment of the Additional Payment Amount, an interest payment for the period elapsed since the later of the Retail Choice Date and the Closing, on the amount of the Additional Payment Amount, at an annual interest rate equal to the sum of the yield (i) reported on page PX1 of the Bloomberg Financial Market Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in the United States government Securities) at 4:00 p.m. (New York time) three business days prior to the date on which payment of the Additional Payment Amount is made, for the off the run Treasury Bill or Note with a maturity equivalent to the length of time since the later of the Retail Choice Date and the Closing plus
       (ii) 0.40%. If no maturity exactly corresponds to such period, the yields for the two published maturities most closely corresponding to such period shall be interpolated or extrapolated from such yields on a straight line basis.

          4.3. Deliveries by the Sellers. At the Closing, the Sellers will deliver the following to the Buyer:

          (a) A Bill of Sale, duly executed by the Sellers for the personal property included in the Purchased Assets;

          (b) All consents, waivers or approvals obtained by the Seller with respect to the Purchased Assets, the transfer of any Transferable Permit related to the Purchased Assets, or the consummation of the transactions connected to the sale of the Purchased Assets, contemplated by this Agreement, to the extent specifically required hereunder;

          (c) An opinion of counsel and certificate (as contemplated by Section 8.2 and 9.2) with respect to the Purchased Assets;

          (d) One or more deeds of conveyance of the Real Estate (substantially as set forth in Schedule 5.14 hereto) related to the Purchased Assets, to the Buyer, reserving the applicable Easements, duly executed and acknowledged by the Sellers and in recordable form;

          (e)   A FIRPTA Affidavit executed by each of the Sellers;

          (f) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Assets, in accordance with this Agreement and where necessary or desirable, in recordable form; and

          (g) Such other agreements, documents, instruments and writings as are required to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

          4.4. Deliveries by the Buyer. At the Closing, the Buyer will deliver the following to the Sellers:

          (a) The Estimated Purchase Price by wire transfer of immediately available funds or such other means as are agreed upon by the Sellers and the Buyer;

          (b) Opinions of counsel and certificates (as contemplated by Section 8.3 and 9.3) with respect to the Purchased Assets;

          (c) The Instruments of Assumption with respect to the Assumed Obligations, duly executed by the Buyer;

          (d) All such other instruments of assumption as shall, in the reasonable opinion of the Sellers and its counsel, be necessary for the Buyer to assume the Assumed Obligations related to the Purchased Assets in accordance with this Agreement; and

          (e) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.


                            ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers represent and warrant to the Buyer as follows (all such representations and warranties, except those regarding the Sellers, being made to the best knowledge of the Sellers after reasonable inquiry or investigation). Notwithstanding anything in this Agreement to the contrary, Narragansett makes no representations other than as to itself and as relates to Manchester Street.

          5.1.  Organization; Qualification; Matters Regarding NERC.
(a) NEP is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Narragansett and NERC are corporations duly organized, validly existing and in good standing under the laws of the State of Rhode Island and have all requisite corporate power and authority to own, lease, and operate their properties and to carry on their businesses as are now being conducted. The Sellers are duly qualified or licensed to do business as foreign corporations and are in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not create a Material Adverse Effect. The Sellers and NERC have heretofore delivered to the Buyer complete and correct copies of their Certificates of Incorporation and Bylaws as currently in effect.

          (b) The authorized capital stock of NERC consists of one (1) share of common stock, par value $1.00 per share, one share of which is issued and outstanding. Such share of NERC Stock has been duly authorized and validly issued, is fully paid and non-assessable, and has not been issued in violation of the preemptive rights of any stockholder of NERC. At the Closing, NEP will be the record and beneficial owner of full right and title to such share of NERC Stock, free and clear of all Encumbrances, options, warrants, rights, calls, pledges, trusts, voting trusts and other stockholder agreements, assessments, covenants, restrictions, reservations, commitments, obligations, liabilities, and other burdens. Assuming issuance by the SEC of an appropriate order under the Holding Company Act, as of the Closing NEP will have the absolute and unrestricted right, power, authority and capacity to sell the NERC Stock to the Buyer.

          (c) NERC owns general partnership interests representing 20% of the aggregate partnership interests in each of Ocean State
Power, a Rhode Island general partnership ("OSP"), and Ocean State
Power II, a Rhode Island general partnership ("OSP II"), free and clear of all Encumbrances except for Permitted Encumbrances. NERC
(i) was organized solely for purposes of acting as a general partner in OSP, owns no other assets and has no liabilities of any kind, except as attributable to (A) such general partnership interests, other than those arising in the ordinary course of business that are not material, and (B) occasional liabilities to NEPSCO, tax liabilities to NEES under the NEES Intercompany Tax Allocation Agreement, and the NERC Note Agreements, all of which will be discharged on or prior to the Closing (ii) does not engage, and has never engaged in, any business other than holding such general partnership interests, and (iii) does not have, and has never had, any employees.

          5.2. Authority Relative to this Agreement. The Sellers have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of the Sellers and will, prior to the Closing, be duly and validly authorized by the stockholders of NEP with general voting rights and, assuming defeasance of the General and Refunding Mortgage Indenture and Deed of Trust, dated as of January
1, 1977, as amended and supplemented, between NEP and State Street
Bank and Trust Company, as successor trustee to Bank of New
England, National Association (formerly New England Merchants
National Bank) and the issuance by the SEC of an order authorizing the transaction contemplated hereby, no other corporate proceedings on the part of the Sellers are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
This Agreement has been duly and validly executed and delivered by the Sellers, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, subject to the receipt of the Sellers Required Regulatory Approvals and the Buyer Required
Regulatory Approvals, constitutes a valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

          5.3. Consents and Approvals; No Violation. (a) Except as set forth in Schedule 5.3, and other than obtaining the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Sellers nor the sale by the Sellers of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificates of Incorporation or Bylaws of the Sellers, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, create a Material Adverse Effect or (y) for those requirements which become applicable to the Sellers as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Sellers are a party or by which the Sellers, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not, individually or in the aggregate, create a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers, or any of their assets, which violation, individually or in the aggregate, would create a Material Adverse Effect.

          (b) Except as set forth in Schedule 5.3 and except for (i) any required approvals under the Federal Power Act, (ii) (A) notice by NEP to, and an order by, the MDPU approving the transactions contemplated by this Agreement, (B) the approval by the RIPUC of the market valuation "implementation methodology" filed in RIPUC Docket 2540, pursuant to section 39-1-27.4(g) of the Rhode Island General Laws, (C) the approval by the RIPUC of the "Transfer Plan" filed in RIPUC Docket 2515, pursuant to section 39-1-27(a) of the Rhode Island General Laws, (D) the approval, if required, of the Rhode Island Division of Public Utilities and Carriers of the transfer of Manchester Street to Buyer, (E) the approval, if required, of the Rhode Island Energy Facilities Siting Board of the transfer of Manchester Street to the Buyer, (F) if required, notice by NEP to, and an order by, each of the NHPUC and the VTPSB approving the sale of the Hydroelectric Assets, (iii) the approval, if required, of the SEC pursuant to the Holding Company Act, (iv) the filings by the Sellers and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (v) the approval, if required, of the Nuclear Regulatory Commission (the "NRC") (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Sellers Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Sellers of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Material Adverse Effect.

          5.4. Reports. Since January 1, 1994, the Sellers have filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies, the NRC or the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them with respect to the business and operations of the Sellers as it relates to the Purchased Assets under each of the Securities Act, the Exchange Act, the applicable State public utility laws, the Federal Power Act, the Holding
Company Act, and the Price-Anderson Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed, and there are no material misstatements or omissions in respect of such reports.

          5.5. Financial Statements. Sellers have made available to the Buyer their balance sheets, as of June 30, 1997. Such balance sheets (including the related notes thereto) are referred to herein as the "Sellers Balance Sheets." Each of the Sellers Balance
Sheets presents fairly, as of June 30, 1997, the financial position of such Seller in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

          5.6.  Undisclosed Liabilities.  Except as set forth in
Schedule 5.6, the Sellers have no liability or obligation relating to the business or operations of the Purchased Assets, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles as they have been consistently applied by the Sellers to be reflected in a corporate balance sheet or disclosed in the notes thereto, which are not accrued or reserved against in the Sellers Balance Sheets or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which either were incurred in the ordinary course of business, whether before or after the date of the Sellers Balance Sheets.

          5.7. Absence of Certain Changes or Events. Except (i) as set forth in Schedule 5.7, or in the reports, schedules, registration statements and definitive proxy statements filed by any of the Sellers or NEES with the SEC and (ii) as otherwise contemplated by this Agreement, since the date of the Sellers Balance Sheets there has not been: (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which, individually or in the aggregate, created a Material Adverse Effect; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by the Sellers or NERC, which is material to the business or operations of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business that in the aggregate are not material to the Purchased
Assets or as contemplated herein; or (d) any change by the Sellers, with respect to the Purchased Assets or NERC, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

          5.8.  Title and Related Matters.  Except as set forth in
Schedule 5.8 and except for Permitted Encumbrances, the Sellers have marketable title to the Real Estate as specified in the Specimen Title Policy for each of the Purchased Assets constituting Real Estate. Except as set forth in Schedule 5.8 and except for Permitted Encumbrances, the Sellers have good and valid title to the other Purchased Assets which they purport to own that are reflected in the Sellers Balance Sheets (other than those which have been disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances.

          5.9. Leases. Schedule 5.9 lists, as of the date of this Agreement, all real property leases under which the Sellers are a lessee or lessor and which (x) are to be transferred and assigned to the Buyer on the Closing Date and (y) (i) provide for annual payments of more than $500,000 or (ii) are material to the business, operations or financial condition of the Purchased Assets. Except as set forth in Schedule 5.9, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Sellers or, to the Sellers' knowledge, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by the Sellers or, to the Sellers' knowledge, any other party thereunder.

          5.10. Insurance. Except as set forth in Schedule 5.10, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Sellers and insuring the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.10, as of the date of this Agreement, the Sellers have not been refused any insurance with respect to the Purchased Assets nor has their coverage been limited by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last twelve months.

          5.11.  Environmental Matters.  Except as disclosed in Schedule
5.11 or in any public filing by any of the Sellers or NEES pursuant to the Securities Act or the Exchange Act:

          (a) The Sellers hold, and are in substantial compliance with, all material permits, licenses and governmental authorizations ("Environmental Permits") required for the Sellers to conduct the business and operations of the Purchased Assets under applicable Environmental Laws, and the Sellers are otherwise in compliance with applicable Environmental Laws with respect to the business and operations of the Purchased Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, are not reasonably likely to create a Material Adverse Effect;

          (b) The Sellers have not received any written request for information, or been notified that they are a potentially responsible party, under CERCLA or any similar State law with respect to any on-site location, except for such liability under such laws as would not be reasonably likely to, individually or in the aggregate, create a Material Adverse Effect; and

          (c) The Sellers have not entered into or agreed to any consent decree or order, and are not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law, except for such consent decree or order, judgment, decree or judicial order that would not be reasonably likely to, individually or in the aggregate, create a Material Adverse Effect.

The representations and warranties made in this Section 5.11 are the Sellers' exclusive representations and warranties relating to environmental matters.

          5.12. Labor Matters. The Sellers have previously delivered to the Buyer copies of all collective bargaining agreements to which the Sellers are a party or are subject and which relate to the business or operations of the Purchased Assets. Solely (in each of the following clauses (a) through (f)) with respect to the business or operations of the Purchased Assets, except to the extent set forth in Schedule 5.12 and except for such matters as will not, individually or in the aggregate, create a Material
Adverse Effect (a) the Sellers are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) the Sellers have not received written notice of any unfair labor practice complaint against the Sellers pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting the Sellers; (d) the Sellers have not received notice that any representation petition respecting the employees of the Sellers has been filed with the National Labor Relations Board; (e) no arbitration proceeding arising out of or under collective bargaining agreements is pending against the Sellers and (f) the Sellers have not experienced any primary work stoppage since at least December 31, 1994.

          5.13. ERISA; Benefit Plans. (a) Schedule 5.13(a) lists all deferred compensation, profit-sharing, retirement and pension plans, including multiemployer plans (of which none exist), and all material bonus and other employee benefit or fringe benefit plans maintained or with respect to which contributions are made by the Sellers in respect to current or former employees employed at the Purchased Assets ("Benefit Plans"). Accurate and complete copies of all such Benefit Plans have been made available to the Buyer.

          (b) Except as set forth in Schedule 5.13(b), the Sellers and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and
Section 412 of the Code, with respect to each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code.
Except as set forth in Schedule 5.13(b), neither the Sellers nor any ERISA Affiliate has incurred any liability under Section
4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA, nor any withdrawal liability nor is there any reportable event (as defined in Section 4043 of ERISA) except as set forth in
Schedule 5.13(b). Except as set forth in Schedule 5.13(b), the Internal Revenue Service has issued a letter for each Benefit Plan which is intended to be qualified determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification.

          (c) None of the Sellers nor any ERISA Affiliate or parent corporation, within the meaning of Section 4069(b) or Section
4212(c) of ERISA, has engaged in any
transaction, within the meaning of Section 4069(b) or Section
4212(c) of ERISA. No Benefit Plan and no ERISA Affiliate Plan is a multiemployer plan.

          (d) Each of the Sellers that maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has materially complied in good faith with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of
Subtitle B of Title I of ERISA and the regulations thereunder.

          5.14. Real Estate. Schedule 5.14 contains a description of, and exhibits indicating the location of, the real property owned by the Sellers and included in the Purchased Assets (the "Real
Estate"). Schedule 5.14 also describes any indebtedness secured by a mortgage or other Encumbrance on the Real Estate. Complete and correct copies of any current surveys in the Sellers' possession or any policies of title insurance currently in force and in the possession of the Sellers with respect to such real property have heretofore been delivered by the Sellers to the Buyer.

          5.15. Condemnation. Except as set forth in Schedule 5.15, neither the whole nor any part of the Real Estate or any other real property or rights leased, used or occupied by the Sellers in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any public authority, and, no such condemnation or other taking has been threatened.

          5.16. Certain Contracts and Arrangements. (a) Except (i) as listed in Schedule 5.16(a) or any other Schedule to this Agreement,
(ii) for contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date, and (iii) for agreements with suppliers entered into in the ordinary course of business that are not material to the Purchased Assets, the Sellers are not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the business or operations of the Purchased Assets, and NERC is not a party to any such contract which is material to the business or operations of OSP and OSP II.

          (b) Except as disclosed in Schedule 5.16(b), each of the PPAs and each material Sellers' Agreement (i) constitutes a valid and binding obligation of NEP or Narragansett, as the case may be, and to the best knowledge of the Sellers constitutes a valid and binding obligation of the other parties thereto, (ii) is in full force and effect, and (iii) may be transferred to the Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

          (c) Except as set forth in Schedule 5.16(c), there is not, under any of the PPAs or the Sellers' Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except, with respect to the Sellers' Agreements only, such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect.

          (d) If the Continuing Site Agreement were in full force and effect between Sellers' generation business and Sellers' transmission business on the date of this Agreement, (i) the Sellers' generation business would be in material compliance with the terms thereof, and (ii) there is no event or condition that would enable or require the Seller's transmission business to (x) notify the Sellers' generation business of the necessity of an addition to or modification of the Interconnection Facilities, as defined in Section 3.1.4 of the Continuing Site Agreement, (y) operate and/or purchase from the Sellers' generation business any of the equipment or facilities specified in section 3.2.8(d) of the Continuing Site Agreement, or (z) discontinue Interconnection
Service under Section 3.13.1 of the Continuing Site Agreement, as defined therein.

          5.17.  Legal Proceedings, etc.  Except as set forth in
Schedule 5.17 or in any filing made by NEES or the Sellers pursuant to the Securities Act or the Exchange Act, there are no claims, actions, proceedings or investigations pending or threatened against or relating to the Sellers before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, individually or in the aggregate, would create a Material Adverse Effect. Except as set forth in Schedule
5.17 or in any filing made by NEES or the Sellers pursuant to the Securities Act or the Exchange Act, the Sellers are not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority which, individually or in the aggregate, would create a Material Adverse Effect.

          5.18. Permits. (b) The Sellers have all permits, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws (collectively, "Permits") necessary to operate the business of the Purchased Assets as presently conducted, except where the failure to have such Permits would not, individually or in the aggregate, create a Material Adverse Effect. Except as set forth in Schedule 5.18(a), the Sellers have not received any written notification that they are in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it, except for notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. The Sellers are in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it, except for violations which, individually or in the aggregate, do not create a Material Adverse Effect.

          (b) Schedule 5.18(b) sets forth all material Permits and Environmental Permits other than Transferable Permits (which are set forth on Schedule 1.1(a)(70)).

          5.19. Regulation as a Utility. Each of the Sellers is a public utility company within the meaning of the Holding Company Act. Except as set forth on Schedule 5.19, the Sellers are not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

          5.20. Taxes. (a) With respect to the Purchased Assets and trades or businesses associated with the Purchased Assets other than the NERC Stock, (i) all Tax Returns required to be filed other than those Tax Returns the failure of which to file would not create a Material Adverse Effect have been filed, and (ii) all material Taxes shown to be due on such Tax Returns have been paid in full. Except as set forth in Schedule 5.20, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of the Sellers in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule
5.20 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 5.20, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets for any period. Schedule 5.20 sets forth the taxing jurisdictions in which the Sellers own assets or conduct business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require the Buyer to withhold any portion of the Purchase Price or would subject Buyer to any liability for any Taxes of the Sellers.

          (b) With respect to the sale of the NERC Stock, except as set forth on Schedule 5.20:

          (i) NERC has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete and (y) timely paid or there has been paid on its behalf all Taxes due or claimed to be due from it by any taxing authority;

          (ii)  NERC has, within the time and manner
       prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws;

          (iii) There are no Encumbrances for Taxes upon the assets or properties of NERC, except for statutory Encumbrances for current Taxes not yet due;

          (iv) NERC has not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of NERC;

          (v) No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of NERC and NERC has not received any written notice that such an audit is pending or threatened with respect to any Taxes due from or with respect to NERC or any Tax Return filed by or with respect to NERC;

          (vi) NERC has not requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which could have a material adverse effect on NERC;

          (vii) The Tax Returns of NERC have been examined by the appropriate taxing authorities (or the applicable statute of limitations for the assessment of Taxes for such periods have expired) for all periods through and including the date of this Agreement and a list of all Audits commenced or completed with respect to NERC for all taxable periods not yet closed by the statute of limitations are set forth on Schedule 5.20;

          (viii) All Tax deficiencies which have been claimed, proposed or asserted against NERC have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined;

          (ix)  Except for the NEES Intercompany Tax
       Allocation Agreement, NERC is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement;

          (x) No power of attorney has been granted with respect to NERC as to any matter relating to Taxes;

          (xi)  NERC has not filed a consent pursuant to
       Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset, as such term is defined in Section 341(f)(4) of the Code, owned by NERC;

          (xii) No property owned by NERC (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code;

          (xiii) Since December 31, 1996, NERC has not incurred any liability for Taxes other than in the ordinary course of business;

          (xiv) NERC has no liability for Taxes of any person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) other than for the consolidated return group of which NEES is the parent;

          (xv) NERC has not participated, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and

          (xvi) NERC is not a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Sections 280G or 162(m) of the Code.

          5.21. NERC Holdings. NERC does not own fifty percent or any greater percentage of the value of the voting power of the capital stock of any other corporation.

          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND THE SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.


                            ARTICLE VI

           REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer represents and warrants to the Sellers as follows (all such representations and warranties, except those regarding the Buyer, being made to the best knowledge of the Buyer after reasonable inquiry or investigation):

          6.1. Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Buyer has heretofore delivered to the Sellers complete and correct copies of its Certificate of Incorporation and By-laws (or other similar governing documents), as currently in effect.

          6.2. Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Sellers, subject to the receipt of the Buyer Required Regulatory Approvals and the Sellers Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

          6.3.  Consents and Approvals; No Violation.
          (a) Except as set forth in Schedule 6.3, and other than obtaining the Buyer Required Regulatory Approvals and the Sellers Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

          (b) Except as set forth in Schedule 6.3 and except for (i) qualification of the Buyer as an exempt wholesale generator under the Energy Policy Act of 1992, without restriction, including no restriction on sales to Affiliates, (ii) authorization to sell power under Section 205 of the FPA, including (A) authorizations required to implement sales under the Ancillary Agreements, and (B) market-based rate approval, (iii) approval under Section 203 of the FPA to transfer contracts and other jurisdictional assets, (iv) approval by FERC, under Part I of the FPA, of the transfer of FERC project licenses related to, and necessary to operate, the Hydroelectric Assets as currently operated, (v) any state public utility approval necessary for the Sellers to transfer any Purchased Assets in such state and for the Buyer to purchase the Purchased Assets in any such state,
(vi) the filings by the Buyer and the Sellers required by the HSR
Act and (vii) approval of the Continuing Site Agreement, the Transition Agreements and the Wholesale Sales Agreement by FERC
(the filings and approvals referred to in clauses (i) through (vii) are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby.

          6.4. Regulation as a Utility. The Buyer is not subject to regulation as a public utility or public service company (or similar designation other than as an Exempt Wholesale Generator within the meaning of the Holding Company Act) by the United
States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

          6.5. Availability of Funds. The Buyer has sufficient funds available to it or has received binding written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.


                           ARTICLE VII

                     COVENANTS OF THE PARTIES

          7.1.  Conduct of Business Relating to the Purchased Assets.
(a) Except as described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Sellers will operate the Purchased Assets and related businesses in the usual, regular and ordinary course consistent with good industry practice and shall use all commercially reasonable efforts to preserve intact the Purchased Assets and the businesses related thereto, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer, the Sellers will not with respect to the Purchased Assets and related businesses:

          (i)   (x) except for (1) Permitted Encumbrances and
       (2) indebtedness constituting Excluded Liabilities that does not create an Encumbrance on the Purchased Assets, create, incur, assume or suffer to exist any indebtedness for borrowed money (including obligations in respect of capital leases); or (y) assume, guarantee, endorse or otherwise become directly liable or responsible (whether directly or indirectly, contingently or otherwise) for the obligations of any Person;

          (ii) make any material change in the levels of fuel inventory and stores inventory customarily maintained by the Sellers with respect to the Purchased Assets, other than consistent with good industry practice;

          (iii) sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with good industry practice;

          (iv) terminate, extend or otherwise amend any of the Sellers' Agreements, the PPAs, any leases listed in Schedule
       5.9 or any other lease to the extent any such extension or amendment would require the lease to be disclosed on Schedule 5.9, or waive any default by, or release, settle or compromise any claim against, any other party thereto;

          (v) enter into, terminate, extend or otherwise amend any real or personal property Tax agreement, treaty or settlement other than entering into any such agreement, treaty or settlement with Hinsdale, NH,

       Lebanon, NH, and Monroe, NH; on substantially the same terms as reflected in the drafts heretofore delivered to the Buyer;

          (vi) execute, enter into, terminate or otherwise amend (x) any of the Permits, other than routine renewals or non-material modifications or amendments, (y) the MOA I or the MOA II or (z) any other agreement, order, decree or judgment relating to the current or any new NPDES permit for Brayton Point;

          (vii) enter into any commitment for the purchase or sale of fuel (whether commodity or transportation) having a term that extends beyond March 31, 1998 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur;

          (viii) enter into any power purchase commitment, having a term that extends beyond March 31, 1998 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur;

          (ix) enter into any power sales commitments having a term that extends beyond March 31, 1998 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur;

          (x)   [Intentionally omitted]

          (xi) with respect to the Purchased Assets and related businesses, (x) amend or cancel any liability or casualty insurance policies related thereto, (y) compromise, settle, withdraw, release or abate any claims made or accruing thereunder or (z) fail to maintain by self insurance or with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such assets and businesses;

          (xii) with respect to NERC, permit or cause NERC to change its capital structure; amend its charter, by-laws or other governing documents; issue new securities; merge, consolidate or combine with any other entity; hire any employees; purchase or sell any assets; create or suffer to exist; any liabilities, contingent or otherwise, not directly attributable to its general partnership interests in OSP and OSP II; or change its business as presently conducted;

          (xiii) enter into any commitment or contract for goods or services not addressed in clauses (i) through (xii) above that will be delivered or provided after March 31, 1998 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur, in an amount greater than $1,000,000;

          (xiv) enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (i) through
       (xiii).

          (b) Notwithstanding anything in Section 7.1(a) to the contrary, the Sellers may, in their sole discretion, make (i) Maintenance Expenditures and Capital Expenditures, (ii) at the Sellers' expense, such other maintenance and capital expenditures as the Sellers deem necessary and (iii) enter into the settlement agreement with regard to the Fifteen Mile Falls Project, substantially in the form heretofore delivered to the Buyer.

          (c) A committee comprised of one Person designated by the Sellers and one Person designated by the Buyer, and such additional Persons as may be appointed by the Persons originally appointed to such committee (the "Transition Committee") will be established as soon after execution of this Agreement as is practicable to examine the business issues affecting the Purchased Assets and related businesses of the Sellers after the date hereof, giving emphasis to cooperation between the Buyer and the Sellers after the execution of this Agreement. From time to time, the Transition Committee shall report its findings to the senior management of each of NEP and the Buyer.

          (d) Between the date of this Agreement and the Closing Date, in the interest of cooperation between the Sellers and the Buyer and to permit informed action by the Buyer regarding its rights pursuant to Section 7.1(a) to grant, consent or to waive prohibitions or limitations under Section 7.1(a), the parties agree as follows:

          (i) At the sole responsibility and expense of the Buyer, the Sellers will permit designated employees ("Observers") of the Buyer to observe all operations of the Sellers that relate to the Purchased Assets and related businesses, and such observation will be permitted on a cooperative basis in the presence of personnel of the Sellers but not restricted to the normal business hours of the Sellers; provided, however, that such observers and their actions shall not unreasonably interfere with the operation of the Sellers business. The Buyer's Observers may recommend or suggest actions be taken or not be taken by the Sellers; provided, however, that the Sellers will be under no obligation to follow any such recommendations or suggestions and the Sellers shall be entitled, subject to this Agreement, to conduct their business in accordance with their own judgment and discretion. The Buyer's Observers shall have no authority to bind or make agreements on behalf of the Sellers; to conduct discussions with or make representations to third parties on behalf of the Sellers; or to issue instructions to or direct or exercise authority over the Sellers or any of the Seller's officers, employees, advisors or agents.

          (ii) For certain specific issues, such as the Brayton Point NPDES permit negotiations and planning, the Sellers may assign Observers to the Sellers' teams working on these specific issues.

          (iii) The Buyer shall have the right, to the extent that it can demonstrate to NEP a legitimate business purpose, to direct that NEP enter into contracts and commitments that exceed the limitations imposed by Sections 7.1(a)(ii) and (vii); provided, however, that in such event the Buyer will assume for its own account any obligations and liabilities associated therewith, all of which shall constitute Assumed Obligations for purposes of this Agreement; provided, however, that NEP shall not be required to enter into such contracts and commitments unless the Buyer has provided NEP with a reasonable mechanism to hold NEP harmless for any liabilities incurred in connection with such contracts and commitments.

          (e) The Buyer and Sellers each agree to consult with each other regarding matters involving the governing arrangements or procedures of the New England Power Pool. The Sellers shall take the Buyer's views on such matters into account, with particular deference to matters involving predominately the generation business, prior to exercising Sellers' rights and obligations with respect to the New England Power Pool.

          7.2. Access to Information. (a) Between the date of this Agreement and the Closing Date, the Sellers will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets to which the Buyer is not denied access by law; (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) furnish the Buyer with such financial and operating data and other information with respect to the Purchased Assets as the Buyer may from time to time reasonably request; (iv) furnish the Buyer a copy of each material report, schedule or other document filed or received by them with respect to the Purchased Assets with the SEC, MDPU, RIPUC, NHPUC, VTPSB, NRC or FERC; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets,
(B) the Sellers shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Sellers need not supply the Buyer with any information which the Sellers are under a legal obligation not to supply. Notwithstanding anything in this Section 7.2 to the contrary, (i) the Sellers will only furnish or provide such access to Transferring Employee Records and personnel and medical records as is required by law, legal process or subpoena and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets.

          (b) The Buyer and Sellers acknowledge that Buyer is a Representative of U.S. Generating Company under the terms of the Confidentiality Agreement. All information furnished to or obtained by the Buyer, U.S. Generating

Company and the Buyer Representatives pursuant to this Section 7.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Proprietary Information" (as defined in the Confidentiality Agreement).

          (c) For a period of ten years after the Closing Date, each party and their representatives shall have reasonable access to all of the books and records of the Purchased Assets, including all Transferring Employee Records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party or parties to the extent that such access may reasonably be required by such party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets. Such access shall be afforded by the party or parties in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The party or parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this
Section 7.2(c). If the party or parties in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such ten-year period, such party or parties shall, prior to such disposition, give the other party or parties a reasonable opportunity at such other party's or parties' expense, to segregate and remove such books and records as such other party or parties may select.

          (d) The Sellers agree to use best efforts to cause NEES not to release any Person (other than the Buyer) from any confidentiality agreement now existing with respect to the Purchased Assets, or waive or amend any provision thereof.

          (e) Notwithstanding the terms of the Confidentiality Agreement and Section 7.2(b) above, the parties agree that prior to the Closing the Buyer may reveal or disclose Proprietary Information to any other Persons in connection with financing, and risk management if reasonably necessary, of or with respect to the Purchased Assets, and to such Persons with whom the Buyer expects it may have business dealings regarding the

Purchased Assets from and after the Closing Date, and, to the extent that Sellers consent, which consent shall not be unreasonably withheld, existing and potential customers and suppliers. The parties further agree that clause (c) of the first sentence of the second paragraph of the Confidentiality Agreement is terminated, and of no further force or effect.

          (f) Except as required by law, unless otherwise agreed to in writing by the Buyer, for a period commencing on the Closing
Date and terminating three years after such date the Sellers shall keep (i) all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any Person other than "Sellers' Representatives" (as defined below) who are actively and directly participating in the transactions contemplated hereby or who otherwise need to know the Proprietary Information for such purpose and to cause those Persons to observe the terms of this
Section 7.2(f) and (ii) not to use Proprietary Information for any purpose other than consistent with the terms of this Agreement.
The Sellers shall continue to hold all Proprietary Information according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as currently applicable thereto. The Sellers shall notify the Buyer of any unauthorized disclosure to third parties that it discovers, and shall endeavor to prevent any further such disclosures. The Sellers shall be responsible for any breach of the terms of this
Section 7.2(f) by the Sellers or the Sellers' Representatives.

          After the Closing Date, in the event that the Sellers are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, or any other information concerning the Purchased Assets, or the transactions contemplated hereby, the Sellers shall provide the Buyer with prompt notice of such request or requirement in order to enable the Buyer to seek an appropriate protective order or other remedy, to consult with the Sellers with respect to taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this
Section 7.2(f). The Sellers agree not to oppose any action by the Buyer to obtain a protective order or other appropriate remedy after the Closing Date. In the event that no such protective order or other remedy is obtained, or that the Buyer waives compliance with the terms of this Section 7.2(f), the Sellers shall furnish only that portion of the Proprietary Information which the Sellers are advised by counsel is legally required. In any such event the Sellers shall use their reasonable best efforts to ensure that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

          (g) The parties agree that the last sentence of the third paragraph of the Confidentiality Agreement shall not apply with respect to Proprietary Information that is included in the Purchased Assets.

          (h) The parties agree that the Confidentiality Agreement will terminate, without further act or evidence by the parties, upon consummation of the Closing.

          (i) The Sellers shall use best efforts to cause NEES to execute appropriate written evidence of its agreement to the terms of this Section 7.2 insofar as the Confidentiality Agreement is amended or superseded hereby.

          7.3. Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

          7.4. Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement, including without limitation using its best efforts to ensure satisfaction of the conditions precedent to each party's obligations hereunder. Notwithstanding anything in the previous sentence to the contrary, the Sellers and the Buyer shall use their commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for the Buyer to operate the Purchased Assets. Neither of the parties hereto will, without prior written consent of the other party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the date hereof, without further consideration, the Sellers will, at their own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer the Sellers' title to the Purchased Assets subject to Permitted Encumbrances and Schedule 5.8. Without limiting the foregoing, the Sellers shall cooperate with the Buyer in the Buyer's efforts to cure or remove any defects or Encumbrances existing with respect to the Real Estate that the Buyer reasonably deems objectionable; provided, however, that in connection therewith the Sellers shall not be under any obligation to initiate legal action or to incur expense other than reasonable administrative and out-of-pocket expenses. From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Sellers as the Sellers may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement.

          (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Sellers shall, subject to Section 7.4(c), the PPA Transfer Agreement and the PSA Performance Support Agreements, use their best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. In the event that any Easement shall not have been retained by the Sellers after the Closing, the Buyer shall use its best efforts to grant such Easement to the Sellers as promptly as is practicable after the Closing.

          (c) Subject to the PPA Transfer Agreement and the PSA Performance Support Agreements, to the extent that the Sellers' rights under any Sellers' Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Sellers, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. The Sellers and the Buyer agree that if any consent to an assignment of any Sellers' Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Sellers' Agreement in question so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Sellers, to the maximum extent permitted by law and such Sellers' Agreement, shall after the Closing, unless the Sellers elect to comply with Section 7.4(e) hereof, appoint the Buyer to be the Sellers' representative and agent with respect to such Sellers' Agreement, and the Sellers shall, to the maximum extent permitted by law and such Sellers' Agreement, enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Sellers' Agreement. The Sellers and the Buyer shall cooperate and shall each use their commercially reasonable efforts after the Closing to obtain an assignment of such Sellers' Agreement to the Buyer.

          (d) Sellers and Buyer covenant and agree to negotiate and enter into in good faith such further agreements for operating the Purchased Assets, after the Closing Date, including those agreements described on Schedule 7.4(d).

          (e) To the extent that any personal property lease, relating to any assets which are principally used by the Sellers for generation purposes at the Purchased Assets, cannot be assigned to the Buyer or are not subject to arrangements described in Section 7.4(c), the Sellers will use their commercially reasonable efforts to acquire the assets relating to such lease and to include them in the Purchased Assets before the Closing Date.

          7.5. Public Statements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Proprietary Information" (as defined in the Confidentiality Agreement).

          7.6. Consents and Approvals. (a) The Sellers and the Buyer shall each file or cause to be filed with the Federal Trade
Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

          (b) The Sellers and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents,
(iii) use all commercially reasonable efforts to obtain the transfer or reissuance to the Buyer of all necessary Transferable Permits, consents, approvals and authorizations of all governmental bodies and (iv) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii),
(iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Sellers or the Buyer is a party or by which any of them is bound. Each of the Sellers and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

          (c) The Sellers and the Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which the Buyer would otherwise be liable for any Tax liabilities of the Sellers pursuant to such state and local Tax law.

          7.7. Fees and Commissions. The Sellers and the Buyer each represent and warrant to the other that, except for Merrill Lynch
& Co., which is acting for and at the expense of the Sellers, and Barr Devlin Associates Incorporated and Societe Generale, which are acting for and at the expense of the Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Sellers and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than the fees, commissions and finder's fees payable to the parties listed above) incurred by reason of any action taken by such party.

          7.8. Tax Matters. (a) All transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, and the Buyer, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, the Sellers will join in the execution of any such Tax Returns or other documentation. Prior to the Closing Date, the Buyer will provide to the Sellers, to the extent possible, an appropriate certificate of no Tax incurred in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority.

          (b)   With respect to Taxes to be prorated in accordance with
Section 3.5 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Sellers' approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Sellers' review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return. Within ten (10) Business Days after receipt of such Tax Return, the Sellers shall pay to the Buyer their proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 3.5 of this Agreement.

          (c) Each of the Buyer and the Sellers shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

          (d)   NERC Tax Matters.

          (1) Section 338(h)(10) Election. (i) With respect to the sale of the NERC Stock, the Sellers and the Buyer shall jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated under the Code and any comparable election under state or local tax law (the "Election"). As soon as practicable after the Closing Date, with respect to such Election, the Sellers and the Buyer shall mutually prepare a Form 8023-A, with all attachments, and the Sellers shall sign such Form 8023-A. The Buyer and the Sellers shall also cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state and local tax law) or any successor provisions.

          (ii)  With respect to the Election the Modified
       Aggregate Deemed Sales Price as defined in Section 1.338(h)(10)- 1 of the Treasury Regulations (the "Modified ADSP") shall be allocated among the assets of NERC pursuant to Treasury Regulation Section 1.338(h)(10)-1. The Buyer and the Sellers shall use their good faith best efforts to agree upon such allocation. The Sellers shall provide to the Buyer a schedule and supporting material reflecting such allocation for the Buyer's review and consent, such consent not to be unreasonably withheld. The parties shall take no action inconsistent with, or fail to take any action necessary for the validity of, the Election, and shall adopt and utilize the asset values determined from such reasonable allocation for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns.

          (2)   Return Filing, Payments, Refunds and Credits.
       Notwithstanding anything to the contrary in Section 3.5 of this Agreement,

          (i)   For purposes of this Agreement, (a) the
       amount of Taxes of NERC attributable to the pre- Closing portion of any taxable period beginning before and ending after the Closing Date (the "Straddle Period") shall be determined based upon the cumulative monthly income statements of NERC for all months ending prior to the Closing Date and upon the relative number of days in the pre-Closing and post-Closing portion of the month in which the Closing Date occurs, (b) taxable income attributable to NERC's interests in OSP and OSP II shall be determined by reference to the relative number of days in the pre-Closing and post- Closing portions of such Straddle Period; provided, however, that Taxes imposed on a periodic basis shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period and any extraordinary transaction shall be allocated to the portion of such Straddle Period in which it occurred.

          (ii) The Buyer and the Sellers shall cause NERC to join, for all pre-Closing periods and the Straddle Period for which NERC is required or eligible to do so, in all consolidated, combined or unitary federal, state, or local Income Tax or franchise Tax Returns of the Sellers (or any Tax Affiliate for all pre-Closing periods ("Sellers' Tax Returns")), and shall, in each jurisdiction where this is required or permissible under applicable law, cause the taxable year of NERC to terminate as of the Closing Date. The Sellers shall cause to be prepared and timely filed all such Sellers' Tax Returns and shall cause to be paid all Taxes shown to be due on such Sellers' Tax Returns; provided, however, that in the case of a Sellers' Tax Return for the Straddle Period, the Buyer shall or shall cause NERC to pay to the Sellers the portion of such Taxes shown to be due thereon attributable to NERC for the post-Closing Date portion of the Straddle Period determined in accordance with Section 7.8(d)(2)(i) and the NEES Intercompany Tax Allocation Agreement in effect on the date of the signing of this Agreement (the "NEES Intercompany Tax Allocation Agreement").

          (iii) The Buyer shall or shall cause NERC to prepare and timely file all Income Tax Returns of NERC for all pre-Closing periods and the Straddle Period, other than those referred to in Section 7.8(d)(2)(ii), which Income Tax Returns have not been filed as of the Closing Date, and shall cause to be timely paid all Taxes shown to be due on such Tax Returns.
       No later than ten days prior to the due date for the filing of each Income Tax Return referred to in this Section 7.8(d)(2)(iii), the Sellers shall pay to NERC the amount of Taxes shown as due thereon less any estimated Taxes paid by NERC during the pre-Closing period; provided, however, that in the case of an Income Tax Return for a Straddle Period, the Sellers shall only be required to pay NERC the portion of such Taxes that is attributable to the pre-Closing Date portion of such Straddle Period, determined in accordance with Section 7.8(d)(2)(i) and the NEES Intercompany Tax Allocation Agreement less any estimated Taxes paid by NERC during the pre-Closing period. The Sellers shall fully cooperate with the Buyer and NERC in accordance with past practice in the preparation of the Income Tax Returns referred to in this Section 7.8(d)(2)(iii).

          (iv)  The Buyer shall or shall cause NERC to
       prepare and timely file all Tax Returns of NERC for all pre-Closing periods and the Straddle Period, other than those Tax Returns referred to in Section 7.8(d)(2)(ii) and (iii), which Tax Returns have not been filed as of the Closing Date, and shall cause to be timely paid all Taxes shown to be due thereon. No later than ten days prior to the due date for the filing of each Tax Return referred to in this Section 7.8(d)(2)(iv), the Sellers shall pay to NERC the amount shown as due thereon attributable to the pre- Closing Date portion of the Straddle Period less any estimated Taxes paid by NERC during the pre-Closing period.

          (v)   The Tax Returns referred to in Section
       7.8(d)(2)(ii), (iii) and (iv) shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable law. Except for calendar year 1996 Tax Returns, the Sellers shall cause to be made available to Buyer a copy of any Tax Return that is required to be filed by the Sellers or NERC under 7.8(d)(2)(ii) and the Buyer shall cause to be made available to the Sellers a copy of any Tax Return that is required to be filed by the Buyer or NERC under Section 7.8(d)(2)(iii) or (iv), in each case together with all relevant workpapers and other information. Each such Tax Return shall be made available for review and approval no later than 20 Business Days prior to the due date for the filing of such Tax Return (taking into account proper extensions), such approval not to be unreasonably withheld. An exact copy of any such Tax Return filed by the Buyer shall be provided to the Sellers and any such Tax Return filed by the Sellers shall be provided to the Buyer, in each case, no later than ten days after such Tax Return is filed.

          (vi) Any refunds or credits of the Taxes of NERC plus any interest received with respect thereto from the applicable taxing authorities for any Closing period (including without limitation, refunds or credits arising from amended returns filed after the Closing Date) shall be for the account of the Sellers, except to the extent that such refunds or credits are attributable to the mandatory carryback of any deductions or credits for any Tax Period ending after a Closing Date and, if received by the Buyer or NERC, shall be paid to the Sellers within ten days after the Buyer or NERC receives such refund or after the relevant Tax Return is filed within which the credit is applied against the Buyer's or NERC's liability for Taxes for a period which begins after the Closing Date, net of any Taxes the Buyer or NERC is required to pay on account of receiving such refund or credit (including a reasonable estimate of resulting future Tax costs.) The Sellers, without the consent of the Buyer, shall not apply for any refund that will create a material adverse effect on any post-Closing period Tax Return and shall not apply for any refund for any Straddle Period Tax Return or any Tax Return for NERC that is not a consolidated, combined, or unitary Tax Return. Any refunds or credits of Taxes of NERC for any Straddle Period shall be apportioned between the Sellers and the Buyer in the same manner as the liability for such Taxes is apportioned pursuant to
       Section 7.8(d)(2)(i).

          (3) Tax Indemnification. (i) Without duplication, the Sellers shall indemnify, defend and hold the Buyer harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by them in respect of or relating to, directly or indirectly (x) Taxes of or attributable to NERC for all pre-Closing periods, (y) Taxes of or attributable to NERC with respect to the pre-Closing portion of the Straddle Period, and (z) Taxes payable by NERC with respect to any pre-Closing period or Straddle Period by reason of NERC being severally liable for the Tax of any Tax Affiliate pursuant to Treasury Regulation Section 1.1502-6 or any analogous state or local Tax law.

          (ii)  Without duplication, the Buyer shall
       indemnify, defend and hold the Sellers harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by them in respect of or relating to, directly or indirectly (x) Taxes of or attributable to NERC with respect to all post-Closing periods, (y) Taxes of or attributable to NERC with respect to the post-Closing portion of any Straddle Period.

          (4)   Tax Contest. (i) Each of the Sellers and the
       Buyer shall notify the other party in writing within 30 days of receipt of written notice of any pending or threatened tax examination, audit or other administrative or judicial proceeding (a "Tax Contest") that could reasonably be expected to result in an indemnification obligation under this Section 7.8(d) of such other party pursuant to this Section 7.8(d). If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have adversely affected the indemnifying party's ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim, or demand for which the indemnified party is entitled to indemnification hereunder.

          (ii) If a Tax Contest relates to any period ending on or prior to the Closing Date or to any Taxes for which the Sellers are liable in full hereunder, the Sellers shall at their expense control the defense and settlement of such Tax Contest. If such Tax Contest relates to any period beginning after the Closing Date or to any Taxes for which the Buyer is liable in full hereunder, the Buyer shall at its own expense control the defense and settlement of such Tax Contest. The party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its expense, including through its own counsel and other professional experts. The Buyer and the Sellers shall jointly represent NERC in any Tax Contest relating to a Straddle Period, and fees and expenses related to such representation shall be paid equally by the Buyer and the Sellers.

          (iii)  Notwithstanding anything to the contrary in
       Section 7.8(d)(4)(ii), to the extent that an issue raised in any Tax Contest controlled by one party or jointly controlled could materially affect the liability for Taxes of the other party, the controlling party shall not, and neither party in the case of joint control shall, enter into a final settlement without the consent of the other party, which consent shall not be unreasonably withheld. Where a party withholds its consent to any final settlement, that party may continue or initiate further proceedings, at its own expense, and the liability of the party that wished to settle (as between the consenting and the non-consenting party) shall not exceed the liability that would have resulted from the proposed final settlement (including interest, additions to Tax, and penalties that have accrued at that time), and the non-consenting party shall indemnify the consenting party for such Taxes.

          (5) Tax Sharing Agreements. Any Tax sharing agreement to which NERC is a party shall be deemed terminated with respect to NERC on, and effective as of, the Closing Date, and no Person shall have any rights or obligations under such Tax sharing agreement with respect to NERC after such termination; provided, however, that the NEES Intercompany Tax Allocation Agreement shall remain in effect with respect to NERC in order to determine the portion of the Sellers' Tax liabilities attributable to NERC, and to be paid to the Sellers under Section 7.8(d)(2)(ii) for the post-Closing
Date portion of the Straddle Period.

          (e) Disputes. In the event that a dispute arises between the Sellers and the Buyer as to the amount of Taxes, or indemnification, whether or not attributable to NERC, or the amount of any allocation of Purchase Price under Sections 3.3(a) or 7.8(d)(1)(ii) hereof, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved 30 days thereafter, the parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by the Sellers and the Buyer.
Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

          (f) Sellers will reimburse Buyer for a percentage of payments with respect to liabilities for real or personal property Taxes under agreements entered into by the Sellers and local governments, as set forth in Schedule 7.8(f) hereof, within 30 days following delivery to Sellers of evidence of such payments. With respect to real or personal property Taxes payable in jurisdictions in which no Tax Agreements are operative and in which both Buyer and Sellers have property which is or is potentially subject to property Tax, Buyer and Sellers will cooperate in the filing of property Tax Returns with the objective of maximizing Tax and administrative efficiency to the benefit of both parties.

          7.9. Supplements to Schedules. Prior to the Closing Date, the Sellers and the Buyer shall supplement or amend the Schedules required by Section 2.4, Article V and Article VI, as the case may be, with respect to any matter relating to the Purchased Assets, hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

          7.10. Employees. (a) The Buyer may offer employment, effective as of the Closing Date, to those employees of the Sellers and their Affiliates whose employment responsibilities primarily relate to the Fossil Assets (including employees in the Fuel Services and Risk management department and employees in the Construction
Services department) (all such employees hereinafter referred to as "Fossil Employees"), to any other employees of the Sellers and their Affiliates who are in a function listed in Schedule 7.10(a) or to any other employees of the Sellers and their Affiliates whose employment responsibilities relate to the Fossil Assets. The Buyer may offer employment, effective as of the Closing Date, to those employees of the Sellers and their Affiliates whose employment responsibilities primarily relate to the Hydroelectric Assets, hereinafter referred to as "Hydroelectric Employees," to any remaining employees of the Sellers and their Affiliates who are in a function listed on Schedule 7.10(a) or to any other remaining employees whose employment responsibilities relate to the Purchased Assets.

          All such offers of employment shall be made (i) in accordance with all applicable laws and regulations, and (ii)(x) for employees represented by Local Nos. 326 and 486 of the International
Brotherhood of Electrical Workers ("IBEW") and Local No. 464 of the Utility Workers Union of America ("UWUA"), in accordance with the Main Table Agreements and the IBEW/UWUA MOU, as defined in Section 7.10(b) below, and (y) for employees represented by Local Nos. 310 and 345 of the Brotherhood of Utility Workers of New England, Incorporated ("BUW") in accordance with the BUW MOU, as defined in
Section 7.10(c) below. Each person who becomes employed by the Buyer pursuant to this Section 7.10 shall be referred to herein as a "NEPGen Employee."

          The Sellers or any Affiliate of the Sellers may at any time prior to the Closing Date, offer employment to any Fossil
Employees, Hydroelectric Employees, or any other employees who are in a function listed on Schedule 7.10(a), as long as such employees are not participants in the New England Electric Companies'
Incentive Compensation Plans I, II, or III (collectively, the "Plans"). Without the prior consent of the Buyer, the Sellers will refrain, and will use their best efforts to cause their Affiliates to refrain, from offering employment from the date of this Agreement until February 28, 1998 (the "Buyer Window") to Fossil Employees, Hydroelectric Employees and any other employees whose functions are listed on Schedule 7.10(a) who are participants in the Plans. Thereafter, the Sellers or any Affiliates of the Sellers may offer employment to said employees who did not accept a position with the Buyer within the Buyer Window. Buyer may commence offering employment to said employees 60 days after the date of this Agreement. For all other employees Seller and Buyer shall mutually agree upon the hiring process, transition and timing thereof.

          (b) Schedule 7.10(b) sets forth the collective bargaining agreements, and amendments thereto, to which the Sellers are a party with the IBEW and the UWUA in connection with the Purchased Assets (the "Main Table Agreements"), and the Memorandum of Understanding between the Sellers and certain of their Affiliates and the IBEW and the UWUA ("IBEW/UWUA MOU"). With respect to NEPGen Employees who are included in the collective bargaining units covered by the Main Table Agreements ("IBEW/UWUA Employees"), on the Closing Date, the Buyer will assume the Main Table
Agreements as they relate to IBEW/UWUA Employees to be employed at the Fossil Assets and comply with all applicable obligations thereunder and will accept and fulfill all obligations under the IBEW/UWUA MOU that are designated for the new owner, including but not limited to the obligation of the new owner to recognize the respective union as the collective bargaining agent. On the Closing Date, the Buyer will assume the applicable Main Table Agreements as they relate to IBEW/UWUA Employees to be employed at the Hydroelectric Assets and comply with all applicable obligations thereunder and will accept and fulfill all obligations under the IBEW/UWUA MOU that are designated for the new owner, including but not limited to the obligation of the new owner to recognize the respective union as the collective bargaining agent.

          The Sellers and certain of their Affiliates have established local working conditions with the IBEW/UWUA at each facility which are comprised of local agreements, copies of which the Buyer hereby acknowledges that it has had the opportunity to review, and local past practices ("Local Working Conditions"). Pursuant to the IBEW/UWUA MOU, the Buyer shall not be required to assume any Local Working Conditions but agrees that it shall fulfill all of its obligations under the IBEW/UWUA MOU with respect to the creation of, and bargaining over, new Local Working Conditions.

          (c) Schedule 7.10(c) sets forth the collective bargaining agreements to which the Sellers are a party with the BUW in connection with the Purchased Assets (the "BUW CBAs"), and the Memorandum of Understanding between the Sellers and certain of their Affiliates and the BUW ("BUW MOU"). With respect to NEPGen Employees who are represented by the BUW ("BUW Employees") and consistent with Sellers "best efforts" obligations under the BUW
MOU, the Buyer shall assume the BUW CBA for the duration of its term. Further, the Buyer will accept and fulfill all obligations under the BUW MOU designated for the new owner, including, but not limited to, recognizing the respective BUW local as the collective bargaining agent as long as supported by law.

          (d) For the period commencing on the Closing Date and ending 12 months thereafter, the Buyer shall provide all NEPGen Employees who are not IBEW/UWUA Employees or BUW Employees ("NEPGen Non-Union Employees") with total compensation (including, without limitation, base pay, authorized overtime as set forth in Schedule 7.10(d), bonuses, and benefits contained in the employee benefit plans, programs and fringe benefit arrangements (excluding education reimbursement)) which is, in the aggregate, at least equivalent in value to the NEPGen Non-Union Employee's total compensation prior to the Closing. Such total compensation shall be based upon (x) such employee's existing individual base pay, (y) authorized overtime, if applicable, and (z) an average bonus and benefit component for such employee's salary plan level, as consistently applied by Seller, apportioned according to such employee's base pay.

          (e) As of the Closing Date, all NEPGen Non-Union Employees shall cease to participate in the employee welfare benefit plans
(as such term is defined in ERISA) maintained or sponsored by the Sellers or their Affiliates (the "Prior Welfare Plans") and shall, if applicable, commence to participate in welfare benefit plans of the Buyer or its Affiliates (the "Replacement Welfare Plans"). The Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to NEPGen Non-Union Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the Prior Welfare Plans and that have not been satisfied as of the Closing Date, and (ii) provide each NEPGen Non-Union Employee with credit for any copayments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

          (f) NEPGen Non-Union Employees shall be given credit for all service with the Sellers and their Affiliates under all employee benefit plans, programs, and fringe benefit plans, programs, and fringe benefit arrangements of the Buyer ("Buyer Benefit Plans") in which they become participants. The service credit given is for purposes of eligibility, vesting and service related level of benefits, but not benefit accrual. For purposes of benefit accrual, NEPGen Non-Union Employees shall be given credit for all service with the Sellers and their Affiliates under all Buyer
Benefit Plans, but the ultimate benefits provided under the Buyer Benefit Plans may be offset by those previously provided by the Sellers or benefit plans of the Sellers, or by the benefits accrued under the benefit plans of the Sellers or otherwise committed to be provided by the Sellers in the future. Nothing in this Agreement shall preclude the use of a "Defined Contribution Plan" in substitution for the "Defined Benefit Plans" maintained by the Sellers.

          (g) To the extent allowable by law, the Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a NEPGen Non-Union Employee, to accept a direct "rollover" of all or a portion of said employee's distribution (excluding securities) from the New England Electric
System Companies Incentive Thrift Plan.

          (h) In addition to the Buyer's obligations with respect to the Severance Amount set forth in Section 4.2, other than NEPGen Non-Union Employees who have previously received a severance or early retirement benefit package from NEP or its Affiliates, the Buyer shall pay to each NEPGen Non-Union Employee whose employment is terminated by the Buyer or one of its Affiliates within eighteen months of the Closing Date a severance benefit package equivalent to that which would have been provided to such individual upon such termination by the Sellers or their Affiliates under the 1997 NEES Companies Special Severance Plan had such individual remained continuously employed by the Sellers or their Affiliates and had been eligible under, and covered by, such plan on the date of such termination.

          (i) The Sellers agree to timely perform and discharge all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of their employees arising from the sale of the Purchased Assets to the Buyer up to and including the Closing Date for those employees who will become NEPGen Employees effective as of the Closing Date. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Fossil Assets or the Hydroelectric Assets, as the case may be.

          7.11. Risk of Loss. (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Sellers.

          (b) If, before the Closing Date all or any portion of the Purchased Assets are taken by eminent domain or is the subject of a pending or (to the knowledge of the Sellers) contemplated taking which has not been consummated, the Sellers shall notify the Buyer promptly in writing of such fact. If such taking would create a Material Adverse Effect, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Sellers have notified the Buyer of such taking, then the Buyer or the Sellers may terminate this Agreement pursuant to Section 11.1(f).

          (c) If, before the Closing Date all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, the Sellers shall notify the Buyer promptly in writing of such fact. If such damage or destruction would create a Material Adverse Effect and the Sellers have not notified the Buyer of their intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Sellers have notified the Buyer of such casualty, then the Buyer or the Sellers may terminate this Agreement pursuant to Section 11.1(f).

          7.12. Transfer of the NERC Stock. NEP shall use its reasonable best efforts to cause the transfer of the NERC Stock to NEP by no later than the day on which all conditions to the Closing set forth in Sections 8.1, 8.2 and 8.3 have been satisfied, other than the condition set forth in Section 8.2(e).

          7.13. Standard Offer. Prior to the Closing, the Buyer shall, upon consultation with NEP, have the right to submit a Standard
Offer Bid on behalf of NEP; provided, however, that the Buyer shall not submit a Standard Offer Bid on NEP's behalf for Standard Offer Service to an Affiliate of the Sellers without the consent of NEP, which consent shall not unreasonably be withheld. The Buyer shall not submit a Standard Offer Bid on NEP's behalf for Standard Offer Service to any Person who is not an Affiliate of NEP without the consent of NEP. A successful Standard Offer Bid submitted on behalf of the Seller shall not relieve the Buyer of its obligations under each Transition Agreement to provide "Wholesale Standard
Offer Service" (as defined in each such Transition Agreement). NEP shall not submit a Standard Offer Bid without the consent of the Buyer.

          7.14. Cooperation Relating to Insurance. The Sellers shall cooperate with the Buyer's efforts to obtain "sunrise insurance" with regard to the Purchased Assets. In addition, the Sellers agree to use reasonable efforts to assist the Buyer in making any claims against pre-Closing insurance policies of the Sellers that may provide coverage related to Assumed Obligations. The Buyer agrees that it will indemnify Sellers for their reasonable out of pocket expenses incurred in providing such assistance and cooperation. Notwithstanding the foregoing, the Buyer acknowledges that Sellers and their Affiliates are entitled, in their sole discretion, to reach settlement agreements with their insurance carriers regarding claims of the Sellers and their Affiliates with respect to manufactured gas waste liabilities of the Sellers and their Affiliates, and that any such settlement agreements may limit or eliminate any coverage that may otherwise be available to the Buyer with respect to Assumed Liabilities described in Sections 2.3(a)(v) and (vi) hereof. The Buyer further agrees that it will not interfere with any efforts of the Sellers and their Affiliates with the aforementioned settlement efforts.

          7.15. Granite State Transition Agreement. On or prior to the Closing Date, Buyer and Granite State Electric Company shall at the request of Granite State Electric Company enter into a Wholesale Standard Offer Service Agreement, in substantially the same form as the Wholesale Standard Offer Service Agreement dated on the date of this Agreement, between the Buyer and Massachusetts Electric
Company.

          7.16. Tax Clearance Certificates. The Sellers and Buyer shall cooperate and use their best efforts to cause the tax clearance certificates described in Schedule 5.20 of this Agreement to be issued by the appropriate taxing authorities prior to the Closing Date or as soon as practicable thereafter.


                           ARTICLE VIII

                     FOSSIL ASSETS CONDITIONS

          8.1. Conditions to Each Party's Obligations to Effect the Fossil Assets Transaction. The respective obligations of each party to effect the sale of the Fossil Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Fossil Assets contemplated hereby shall have expired or been terminated;

          (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Fossil Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the sale of the Fossil Assets;

          (c) All Federal, State and local government consents and approvals required for the consummation of the sale of the Fossil Assets and the Sellers Required Regulatory Approvals applicable to the Fossil Assets and the Buyer Required Regulatory Approvals applicable to the Fossil Assets, shall have been obtained or become Final Orders (a "Final Order" for all purposes of this Agreement means a final order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired; and as to which all conditions to effectiveness prescribed therein or otherwise by law, regulation or order have been satisfied) and such Final Orders shall not impose materially adverse terms or conditions;

          (d) All consents and approvals for the consummation of the sale of the Fossil Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Sellers or the Buyer, or any of their subsidiaries, are a party shall have been obtained, other than those (i) which if not obtained, would not, in the aggregate, create a Material Adverse Effect, or (ii) which are governed by the PPA Transfer Agreement, the PSA Performance Support Agreements or
Section 7.4(c); and

          (e) All conditions to the obligations of the Parties to effect the sale of the Hydroelectric Assets shall be satisfied or waived.

          8.2. Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the sale of the Fossil Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) There shall not have occurred and be continuing a Material Adverse Effect;

          (b) The Sellers shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which relate to the Fossil Assets and are required to be performed and complied with by the Sellers on or prior to the Closing Date, and the representations and warranties of the Sellers which relate to the Sellers or the Fossil Assets and are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

          (c) There shall be no Encumbrances on the Fossil Assets by virtue of the Indentures or the NERC Note Agreements;

          (d) The Buyer shall have received certificates from authorized officers of the Sellers, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

          (e)   NEES shall have transferred the NERC Stock to NEP;

          (f) New England Power Service Company, a Massachusetts corporation ("NEPSCO"), shall have assigned to the Buyer all of its rights and obligations in (i) the Main Table Agreements as they relate to the IBEW/UWUA Employees and (ii) the BUW CBAs as they relate to the BUW Employees, to be employed at or in conjunction with the Fossil Assets after the Closing Date;

          (g) The Buyer shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, or other counsel reasonably acceptable to Buyer, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

          (1)   The Sellers and NERC are each
       corporations duly organized, existing and in good standing under the laws of their respective states of incorporation and the Sellers have the corporate power and authority to execute and deliver this Agreement and those Ancillary Agreements which relate to the Fossil Assets and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Fossil Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Sellers;

          (2)   this Agreement and those Ancillary
       Agreements which relate to the Fossil Assets have been duly executed and delivered by the Sellers and (assuming that the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (3)   the execution and delivery and
       performance of this Agreement and the Ancillary Agreements by the Sellers do not (i) conflict with the Certificates of Incorporation or Bylaws, as currently in effect, of the Sellers or (ii) to our knowledge constitute a violation of or default under the Applicable Contracts (except that we express no opinion as to any covenant, restriction or provision of any such agreement or instrument with respect to financial covenants, ratios or tests or any aspect of the financial condition or results of operations of the Sellers). "Applicable Contracts" mean those agreements or instruments set forth on an attached Schedule and which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Sellers;

          (4)   the Bill of Sale and other documents
       described in Section 4.3 are in proper form to transfer to the Buyer title to the Fossil Assets;

          (5)   no declaration, filing or registration
       with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Sellers of the Closing other than (i) the Sellers Required Regulatory Approvals, all of such Sellers Required Regulatory Approvals which are applicable to the sale of the Fossil Assets hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority, and
       (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate create a Material Adverse Effect; and

          (6)   The Share has been duly and validly
       authorized and validly issued, is fully paid and non-assessable, and was not issued in violation of the preemptive rights of any stockholder of NERC. NEP is the owner of such share of NERC Stock, free and clear of any perfected security interest and, to our knowledge, any other security interests, claims, liens or encumbrances. Assuming issuance by the SEC of an appropriate order under the Holding Company Act, NEP has the absolute and unrestricted right, power, authority and capacity to sell the NERC Stock to the Buyer.

       As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the

Commonwealth of Massachusetts, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Sellers and appropriate officers and directors of the Sellers and by public officials;

       (h) The Buyer shall have received the qualifications or approvals set forth in Section 6.3(b)(i) and (ii) hereof; and

       (i) The Buyer shall be reasonably satisfied that all material Environmental Permits and material Permits will be transferred to the Buyer or obtained by the Buyer on or before the Closing Date.

       8.3. Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the sale of the Fossil Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

       (a) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement which relate to the Fossil Assets and are required to be performed on or prior to the Closing Date;

       (b) The representations and warranties of the Buyer which relate to the Buyer of Fossil Assets and are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

       (c) The Sellers shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

       (d) The Buyer shall have assumed, as set forth in Section 7.10, all of the applicable obligations under the Main Table
Agreements and the BUW CBAs as they relate to union employees to be employed at or in conjunction with the Fossil Assets after the Closing Date;

       (e) The FERC shall have approved the Stipulation and Agreement filed in FERC Docket No. ER-97-678-000 for Massachusetts Electric Company dated May 28, 1997 and the Stipulation and Agreement filed in FERC Docket No. ER-97- 680-000 for Narragansett Electric Company dated May 30, 1997; and said Stipulation and Agreements shall be and shall continue to be in full force and effect; and

       (f) The Sellers shall have received an opinion from Weil, Gotshal & Manges LLP, counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to the Sellers and their counsel, substantially to the effect that:

          (1)   The Buyer is a corporation duly
     organized, existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and those Ancillary Agreements which relate to the Fossil Assets and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Fossil Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Buyer;

          (2)   this Agreement and those Ancillary
     Agreements which relate to the Fossil Assets have been duly executed and delivered by the Buyer and (assuming that the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (3)   the execution and delivery and
     performance of this Agreement and the Ancillary

     Agreements by the Buyer does not (i) conflict with the Certificate of Incorporation or Bylaws, as currently in effect, of the Buyer or (ii) to our knowledge constitute a violation of or default under the Applicable Contracts (except that we express no opinion as to any covenant, restriction or provision of any such agreement or instrument with respect to financial covenants, ratios or tests or any aspect of the financial condition or results of operations of the Buyer). "Applicable Contracts" mean those agreements or instruments set forth on an attached Schedule and which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Buyer;

          (4)   the Instruments of Assumption and other
     instruments described in Section 4.4 are in proper form for the Buyer to assume the Assumed Fossil Obligations; and

          (5)   no declaration, filing or registration
     with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals which are applicable to the sale of the Fossil Assets hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority.

       As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the Commonwealth of Massachusetts, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials.

                            ARTICLE IX

                 HYDROELECTRIC ASSETS CONDITIONS

       9.1. Conditions to Each Party's Obligations to Effect the Hydroelectric Assets Transactions. The respective obligations of each party to effect the sale of the Hydroelectric Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

       (a) The waiting period under the HSR Act applicable to the sale of the Hydroelectric Assets contemplated hereby shall have expired or been terminated;

       (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Hydroelectric Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the sale of the Hydroelectric Assets;

       (c) All Federal, State and local government consents and approvals required for the consummation of the sale of the Hydroelectric Assets and the Sellers Required Regulatory Approvals applicable to the Hydroelectric Assets and the Buyer Required Regulatory Approvals applicable to the Hydroelectric Assets, shall have been obtained or become Final Orders and such Final Orders shall not impose materially adverse terms or conditions;

       (d) All consents and approvals for the consummation of the sale of the Hydroelectric Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Sellers or the Buyer, or any of their Subsidiaries, are a party shall have been obtained, other than those (i) which if not obtained, would not, in the aggregate, create a Material Adverse Effect, or (ii) which are governed by the PSA Performance Support Agreements or Section 7.4(c); and

       (e) All conditions to the obligations of the Parties to effect the sale of the Fossil Assets shall be satisfied or waived.

       9.2. Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the sale of the Hydroelectric Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

       (a) There shall not have occurred and be continuing a Material Adverse Effect;

       (b) The Sellers shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which relate to the Hydroelectric Assets and are required to be performed and complied with by the Sellers on or prior to the Closing Date, and the representations and warranties of the Sellers which relate to the Sellers or the Hydroelectric Assets and are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

       (c)    There shall be no Encumbrances on the Hydroelectric
Assets by virtue of the Indentures;

       (d) The Buyer shall have received certificates from authorized officers of the Sellers, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

       (e) NEPSCO shall have assigned to the Buyer all of its rights and obligations in the Main Table Agreements as they relate to the IBEW/UWUA Employees to be employed at or in conjunction with the Hydroelectric Assets after the Closing Date;

       (f) The Buyer shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

          (1)   NEP and Narragansett are corporations
     duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts and the State of Rhode Island, respectively, and have the corporate power and authority to execute and deliver this Agreement and those Ancillary Agreements which relate to the Hydroelectric Assets and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Hydroelectric Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Sellers;

          (2)   this Agreement and those Ancillary
     Agreements which relate to the Hydroelectric Assets have been duly executed and delivered by the Sellers and (assuming that the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (3)   the execution and delivery and
     performance of this Agreement and the Ancillary Agreements by the Sellers do not (i) conflict with the Certificates of Incorporation or Bylaws, as currently in effect, of the Sellers or (ii) to our knowledge constitute a violation of or default under the Applicable Contracts (except that we express no opinion as to any covenant, restriction or provision of any such agreement or instrument with respect to financial covenants, ratios or tests or any aspect of the financial condition or results of operations of the Sellers). "Applicable Contracts" mean those agreements or instruments set forth on an attached Schedule and which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Sellers;

          (4)   the applicable Bill of Sale and other
     documents described in Section 4.3, are in proper form to transfer to the Buyer title to the Hydroelectric Assets; and

          (5)   no declaration, filing or registration
     with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by NEP of the Closing other than (i) the Sellers Required Regulatory Approvals, all of such Sellers Required Regulatory Approvals which are applicable to the sale of the Hydroelectric Assets hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority, and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate create a Material Adverse Effect.

       As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the Commonwealth of Massachusetts, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Sellers and appropriate officers and directors of the Sellers and by public officials; and

       (g) The Buyer shall have received the qualifications or approvals set forth in Section 6.3(b)(i) and (ii) hereof.

       9.3. Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the sale of the Hydroelectric Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

       (a) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement and which relate to the Hydroelectric Assets and are required to be performed on or prior to the Closing Date;

       (b) The representations and warranties of the Buyer which relate to the Buyer or the Hydroelectric Assets and are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

       (c) The Sellers shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 9.3(a) and (b) have been satisfied;

       (d) The Buyer shall have assumed, as set forth in Section 7.10(b), all of the applicable obligations under the Main Table Agreements as they relate to IBEW/UWUA Employees to be employed at or in conjunction with the Hydroelectric Assets after the Closing Date;

       (e) The FERC shall have approved the Stipulation and Agreement filed in FERC Docket No. ER-97-678-000 for Massachusetts Electric Company dated May 28, 1997 and the Stipulation and Agreement filed in FERC Docket No. ER-97- 680-000 for Narragansett Electric Company dated May 30, 1997; and Stipulation and Agreement shall be and shall continue to be in full force and effect; and

       (f) The Sellers shall have received an opinion from Weil, Gotshal & Manges LLP, counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to the Sellers and their counsel, substantially to the effect that:

          (1)   The Buyer is a corporation duly
       organized, existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and those Ancillary Agreements which relate to the Hydroelectric Assets and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Hydroelectric Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Buyer;

          (2)   this Agreement and those Ancillary
       Agreements which relate to the Hydroelectric Assets have been duly executed and delivered by the Buyer and (assuming that the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (3)   the execution and delivery and
       performance of this Agreement and the Ancillary Agreements by the Buyer does not (i) conflict with the Certificate of Incorporation or Bylaws, as currently in effect, of the Buyer or (ii) to our knowledge constitute a violation of or default under the Applicable Contracts (except that we express no opinion as to any covenant, restriction or provision of any such agreement or instrument with respect to financial covenants, ratios or tests or any aspect of the financial condition or results of operations of the Buyer). "Applicable Contracts" mean those agreements or instruments set forth on an attached Schedule and which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Buyer;

          (4)   the Instruments of Assumption and other
       instruments described in Section 4.4 are in proper form for the Buyer to assume the Assumed Hydroelectric Obligations; and

          (5)   no declaration, filing or registration
       with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals which are applicable to the sale of the Hydroelectric Assets hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority.

       As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the Commonwealth of Massachusetts, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials.


                            ARTICLE X

                         INDEMNIFICATION

       10.1.    Indemnification.    The Sellers will severally, not
jointly, and not severally and jointly, indemnify, defend and hold harmless the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (including consequential or special damages), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance (each, an "Indemnifiable Loss"), asserted against or suffered by the Buyer relating to, resulting from or arising out of
(i) any breach by the Sellers of any covenant or agreement of the Sellers contained in this Agreement or the representations and warranties contained in Sections 5.1, 5.2 or 5.3 hereof, (ii) the Excluded Liabilities, (iii) any relationship or payment obligation of the Sellers resulting from or contained in the PSA Performance Support Agreements, or Section 7.4(c) hereof or, (iv) any obligation imposed on the Buyer to make payments for the delivery of electric energy from any of the Fossil Facilities or Hydroelectric Facilities to the associated Point of Interconnection defined and identified in the Continuing Site Agreement other than the Annual Facilities Charge, as specified in the Continuing Site Agreement (v) or noncompliance by the Sellers with any bulk sales or transfer laws as provided in Section 12.11; provided, however, that the Sellers shall have no liability pursuant to this Section 10.1(a) for Indemnifiable Losses arising from any breach or breaches by the Sellers of Section 7.1(a) or any failure to update
Schedule 2.4 as required pursuant to Section 7.9 hereof, unless and until the aggregate Indemnifiable Losses incurred by the Buyer and attributable thereto exceeds $5,000,000, in which case the Sellers shall be liable for all such losses, but only to the extent they exceed $5,000,000.

       (b) The Buyer will indemnify, defend and hold harmless the Sellers from and against any and all Indemnifiable Losses asserted against or suffered by the Sellers relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or the representations and warranties contained in Sections 6.1, 6.2 and
6.3 hereof, (ii) the Assumed Obligations, (iii) any relationship or payment obligation of the Buyer resulting from or contained in the PSA Performance Support Agreements or Section 7.4(c) or (iv) any liabilities incurred, directly or indirectly, in connection with any contracts, agreements or other arrangements entered into pursuant to Section 7.1(d)(iii).

       (c) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

       (d) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this Section 10.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

       (e) Except to the extent provided in Section 7.8(d)(3) hereof, which Section shall govern the matters covered therein, the rights and remedies of the Sellers and the Buyer under this Article X are exclusive and in lieu of any and all other rights and remedies which the Sellers and the Buyer may have under this Agreement or otherwise for monetary relief with respect to (i) any breach or failure to perform any covenant or agreement set forth in this Agreement or (ii) the Assumed Obligations or the Excluded Liabilities, as the case may be and (iii) any relationship or payment obligation resulting from the PSA Performance Support Agreements or Section 7.4(c).

       (f) Buyer and Sellers each agree that notwithstanding any provisions in this Agreement to the contrary, all parties to this Agreement retain their remedies at law or in equity with respect to willful or intentional breaches of this Agreement.

       10.2. Defense of Claims. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying
Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

       (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 10.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

       (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

       (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Bank of Boston), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above- described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 10.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

       (e)    A failure to give timely notice as provided in this
Section 10.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.


                            ARTICLE XI

                   TERMINATION AND ABANDONMENT

       11.1. Termination. (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Sellers and the Buyer.

       (b) This Agreement may be terminated by the Sellers or the Buyer if the Closing contemplated hereby shall have not occurred on or before the first anniversary of the date of this Agreement (the "Termination Date"); provided that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of either Closing to occur on or before such date; and provided, further, that if on the first anniversary of the date of this Agreement the conditions to the Closings set forth in either Section 8.1(c) or Section 9.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is eighteen months from the date of this Agreement.

       (c) This Agreement may be terminated by either the Sellers or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Sellers and the Buyer to consummate the Closing shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (iii) any statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the Closing.

       (d) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Sellers of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer to effect the Closing impossible and such violation or breach has not been waived by the Buyer.

       (e) This Agreement may be terminated by the Sellers, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Sellers to effect the Closing impossible and such violation or breach has not been waived by the Sellers.

       (f) This Agreement may be terminated by either of the Sellers or the Buyer in accordance with the provisions of Section
7.11(b) or (c).

       11.2.  Procedure and Effect of Termination.
     In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

       (a) said termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 11.2 and in Sections 7.2(b), 7.3 and 7.7; and

       (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.


                           ARTICLE XII

                     MISCELLANEOUS PROVISIONS

       12.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Sellers and the Buyer.

       12.2. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything in this Agreement to the contrary, (i) the condition set forth in Section 8.3(d) cannot be waived by the Sellers without the consent of each of the BUW, the IBEW and the UWUA and (ii) the condition set forth in Section 9.3(d) cannot be waived by the Sellers without the consent of each of the IBEW and the UWUA.

       12.3. No Survival. Subject to the provisions of Section 11.2, each and every representation, warranty and covenant contained in this Agreement (other than the covenants contained in Sections 3.2, 7.2(b), 7.3, 7.4, 7.7, 7.8, 7.10, 7.14 and 7.16 and
in Articles X and XI (which covenants shall survive in accordance with their terms) and other than the representations and warranties contained in Sections 5.1, 5.2 and 5.3 (which representations and warranties shall survive for eighteen months from the Closing)) shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Assets and the transfer of the Assumed Obligations pursuant to this Agreement and such representations, warranties and covenants shall not survive the Closing Date; and none of the Sellers, the Buyer or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

       12.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

       (a)      If to the Sellers, to:

          New England Power Company
          The Narragansett Electric Company
          c/o New England Power Service Company
          25 Research Drive
          Westborough, MA  01582
          Facsimile: (508) 389-5498
          Attention:  Mr. Michael E. Jesanis

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          919 Third Avenue
          New York, NY  10022
          Facsimile:  (212) 735-2000
          Attention:  Sheldon S. Adler, Esq.

       (b)      if to the Buyer, to:

          USGen Acquisition Corporation
          7500 Old Georgetown Road, 13th Floor
          Bethesda, MD  20814
          Facsimile:  (301) 718-6913
          Attention:  Stephen A. Herman, Esq.
                          General Counsel

          with a copy to:

          Weil, Gotshal & Manges LLP
          700 Louisiana, Suite 1600
          Houston, TX  77024
          Facsimile:  (713) 224-9511
          Attention:  Alan Gover, Esq.

       12.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder;

provided, however that NEPGen Employees may have claims under Sections 2.3(a)(iv) and 7.10. Notwithstanding the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Sellers (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, (i) the Buyer may assign all of its rights and obligations hereunder to any wholly owned Subsidiary (direct or indirect) of PG&E Corporation and upon the Sellers' receipt of notice from Buyer of any such assignment, the Buyer will be released from all liabilities and obligations hereunder, accrued and unaccrued, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such liabilities and obligations, and all references herein to "Buyer" shall thereafter be deemed references to such assignee, in each case without the necessity for further act or evidence by the parties hereto or such assignee; provided, however, that no such assignment and assumption shall release the Buyer from its liabilities and obligations hereunder unless the assignee shall have acquired all or substantially all of the Buyer's assets; provided, further, however, that no such assignment and assumption shall relieve or in any way discharge PG&E Corporation from the performance of its duties and obligations under the Guaranty dated as of the date of this Agreement executed by PG&E Corporation, and (ii) the Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge the Buyer or such assignee from the performance of its duties and obligations under this Agreement. The Sellers agree to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as the Sellers' rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

       12.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

       12.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       12.8. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

       12.9. Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

       12.10. Entire Agreement. This Agreement, the Confidentiality Agreement, the Ancillary Agreements, the Wholesale Sales Agreement and the Transition Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Information
Memorandum, dated January, 1997, or the Request for Proposal, dated May, 1997, previously made available to the Buyer by the Sellers and Merrill Lynch & Co.). This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

       12.11. Bulk Sales or Transfer Laws. The Buyer acknowledges that the Sellers will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Sellers with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

       IN WITNESS WHEREOF, the Sellers and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                                 NEW ENGLAND POWER COMPANY


                                     /s/
                                 By
                                   Name:  Michael E. Jesanis
                                   Title: Treasurer


                                 THE NARRAGANSETT ELECTRIC
                                     COMPANY


                                     /s/
                                 By
                                   Name:  Alfred D. Houston
                                   Title: Vice President and
                                            Treasurer


                                 USGEN ACQUISITION CORPORATION


                                     /s/
                                 By
                                   Name:  Joseph P. Kearney
                                   Title: President

                        TABLE OF CONTENTS
                        -----------------

                                                             Page
                                                             ----


                            ARTICLE I

                           DEFINITIONS

1.1. Definitions . . . . . . . . . . . . . . . . . . . . . . .  1

                            ARTICLE II

                        PURCHASE AND SALE

2.1. The Sale. . . . . . . . . . . . . . . . . . . . . . . . . 18
2.2. Excluded Assets . . . . . . . . . . . . . . . . . . . . . 18
2.3. Assumed Obligations . . . . . . . . . . . . . . . . . . . 19
2.4. Excluded Liabilities. . . . . . . . . . . . . . . . . . . 23

                           ARTICLE III

                          PURCHASE PRICE

3.1. Purchase Price. . . . . . . . . . . . . . . . . . . . . . 26
3.2. Purchase Price Adjustment . . . . . . . . . . . . . . . . 26
3.3. Allocation of Purchase Price. . . . . . . . . . . . . . . 28
3.4. Additional Payment Amount . . . . . . . . . . . . . . . . 29
3.5. Proration . . . . . . . . . . . . . . . . . . . . . . . . 31

                            ARTICLE IV

                           THE CLOSING

4.1. Time and Place of Closing . . . . . . . . . . . . . . . . 32
4.2. Payment of Purchase Price . . . . . . . . . . . . . . . . 33
4.3. Deliveries by the Sellers . . . . . . . . . . . . . . . . 34
4.4. Deliveries by the Buyer . . . . . . . . . . . . . . . . . 35

                            ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS

5.1. Organization; Qualification; Matters
            Regarding NERC . . . . . . . . . . . . . . . . . . 36
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5.2. Authority Relative to this Agreement. . . . . . . . . . . 37
5.3. Consents and Approvals; No Violation. . . . . . . . . . . 38
5.4. Reports . . . . . . . . . . . . . . . . . . . . . . . . . 40
5.5. Financial Statements. . . . . . . . . . . . . . . . . . . 40
5.6. Undisclosed Liabilities . . . . . . . . . . . . . . . . . 40
5.7. Absence of Certain Changes or Events. . . . . . . . . . . 41
5.8. Title and Related Matters . . . . . . . . . . . . . . . . 41
5.9. Leases. . . . . . . . . . . . . . . . . . . . . . . . . . 41
5.10.       Insurance. . . . . . . . . . . . . . . . . . . . . 42
5.11.       Environmental Matters. . . . . . . . . . . . . . . 42
5.12.       Labor Matters. . . . . . . . . . . . . . . . . . . 43
5.13.       ERISA; Benefit Plans . . . . . . . . . . . . . . . 44
5.14.       Real Estate. . . . . . . . . . . . . . . . . . . . 45
5.15.       Condemnation . . . . . . . . . . . . . . . . . . . 45
5.16.       Certain Contracts and Arrangements . . . . . . . . 45
5.17.       Legal Proceedings, etc . . . . . . . . . . . . . . 46
5.18.       Permits. . . . . . . . . . . . . . . . . . . . . . 47
5.19.       Regulation as a Utility. . . . . . . . . . . . . . 47
5.20.       Taxes. . . . . . . . . . . . . . . . . . . . . . . 48
5.21.       NERC Holdings. . . . . . . . . . . . . . . . . . . 51

                            ARTICLE VI

           REPRESENTATIONS AND WARRANTIES OF THE BUYER

6.1. Organization. . . . . . . . . . . . . . . . . . . . . . . 51
6.2. Authority Relative to this Agreement. . . . . . . . . . . 51
6.3. Consents and Approvals; No Violation. . . . . . . . . . . 52
6.4. Regulation as a Utility . . . . . . . . . . . . . . . . . 53
6.5. Availability of Funds . . . . . . . . . . . . . . . . . . 53

                           ARTICLE VII

                     COVENANTS OF THE PARTIES

7.1. Conduct of Business Relating to the Purchased Assets. . . 53
7.2. Access to Information . . . . . . . . . . . . . . . . . . 58
7.3. Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 61
7.4. Further Assurances. . . . . . . . . . . . . . . . . . . . 61
7.5. Public Statements . . . . . . . . . . . . . . . . . . . . 63
7.6. Consents and Approvals. . . . . . . . . . . . . . . . . . 64
7.7. Fees and Commissions. . . . . . . . . . . . . . . . . . . 65
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7.8. Tax Matters . . . . . . . . . . . . . . . . . . . . . . . 65
7.9. Supplements to Schedules. . . . . . . . . . . . . . . . . 73
7.10.       Employees. . . . . . . . . . . . . . . . . . . . . 73
7.11.       Risk of Loss . . . . . . . . . . . . . . . . . . . 78
7.12.       Transfer of the NERC Stock . . . . . . . . . . . . 79
7.13.       Standard Offer . . . . . . . . . . . . . . . . . . 79
7.14.       Cooperation Relating to Insurance. . . . . . . . . 79
7.15.       Granite State Transition Agreement . . . . . . . . 80
7.16 Tax Clearance Certificates. . . . . . . . . . . . . . . . 80

                           ARTICLE VIII

                     FOSSIL ASSETS CONDITIONS

8.1. Conditions to Each Party's Obligations
            to Effect the Fossil Assets Transactions.. . . . . 80
8.2. Conditions to Obligations of the Buyer. . . . . . . . . . 82
8.3. Conditions to Obligations of the Sellers. . . . . . . . . 85

                            ARTICLE IX

                 HYDROELECTRIC ASSETS CONDITIONS

9.1. Conditions to Each Party's Obligations to
            Effect the Hydroelectric Assets Transactions.. . . 88
9.2. Conditions to Obligations of the Buyer. . . . . . . . . . 89
9.3. Conditions to Obligations of the Sellers. . . . . . . . . 92

                            ARTICLE X

                         INDEMNIFICATION

10.1.       Indemnification. . . . . . . . . . . . . . . . . . 94
10.2.       Defense of Claims. . . . . . . . . . . . . . . . . 97

                            ARTICLE XI

                   TERMINATION AND ABANDONMENT

11.1.       Termination. . . . . . . . . . . . . . . . . . . . 99
11.2.       Procedure and Effect of Termination. . . . . . .  101
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                           ARTICLE XII

                     MISCELLANEOUS PROVISIONS

12.1.       Amendment and Modification . . . . . . . . . . .  101
12.2.       Waiver of Compliance; Consents . . . . . . . . .  101
12.3.       No Survival. . . . . . . . . . . . . . . . . . .  102
12.4.       Notices. . . . . . . . . . . . . . . . . . . . .  102
12.5.       Assignment . . . . . . . . . . . . . . . . . . .  103
12.6.       Governing Law. . . . . . . . . . . . . . . . . . .105
12.7.       Counterparts . . . . . . . . . . . . . . . . . . .105
12.8.       Interpretation . . . . . . . . . . . . . . . . . .105
12.9.       Schedules and Exhibits.. . . . . . . . . . . . . .105
12.10.      Entire Agreement . . . . . . . . . . . . . . . . .105
12.11.      Bulk Sales or Transfer Laws. . . . . . . . . . . .106